Exhibit 10.4

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY BRACKETS, WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF PUBLICLY DISCLOSED.

PRALUENT CROSS License &
COMMERCIALIZATION AGREEMENT

By and Between

SANOFI BIOTECHNOLOGY SAS

and

REGENERON PHARMACEUTICALS, INC.

Dated as of April 5, 2020

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
ARTICLE 2 LICENSE GRANTS; LIMITED ASSET TRANSFER; TRANSITION COSTS
2.1 Regeneron License Grants
2.2 Sanofi License Grants
2.3 Sublicensing and Subcontracting
2.4 Limitations
2.5 Retained Rights
2.6 Limited Asset Transfer
2.7 Transition Costs
2.8 Certain Contract Services
ARTICLE 3 ALLIANCE MANAGEMENT AND JOINT PRALUENT COMMITTEE
3.1 Alliance Management
3.2 Joint Praluent Committee
3.3 Composition; Meetings; Disbandment; Limitations on Authority
3.4 Cooperation Generally
ARTICLE 4 DEVELOPMENT
4.1 Development of Praluent Products
4.2 Global Clinical Trials
4.3 Other Existing Trials
4.4 Supply for Certain Investigator-Initiated Studies
4.5 Development Records
4.6 Human Biological Materials
4.7 Bioanalytical Testing of Sanofi Samples
4.8 Clinical Trial Updates and Notices
ARTICLE 5 COMMERCIALIZATION
5.1 Commercialization of Praluent Products
5.2 Booking of Sales and Praluent Product Distribution
5.3 Commercialization Updates
5.4 Medical and Consumer Inquiries
5.5 Market Exclusivity Extensions
5.6 Promotional Materials
5.7 Market Access; Pricing Approvals; Re-Sale Price
5.8 Cross-Territory Sales
ARTICLE 6 REGULATORY AFFAIRS
6.1 Ownership of Approvals and Regulatory Filings
6.2 Rights of Reference; Sanofi ROR Authorizations; DAI Design History File; Separate INDs
6.3 Regulatory Activities
6.4 Pharmacovigilance and Safety Data Exchange

6.5 Regulatory Inspection or Audit
6.6 Recalls and Other Corrective Actions
ARTICLE 7 TECHNOLOGY TRANSFER - MANUFACTURING AND SUPPLY
7.1 Manufacturing Generally
7.2 [* * *]
7.3 Drug Substance Tech Transfer Plan
7.4 Technology Transfer Costs
7.5 Praluent Supply Agreements
7.6 Back-up Supply
7.7 Regeneron Cell Media
7.8 Cell Banks
7.9 Manufacturing Transition Team
ARTICLE 8 PAYMENTS; BOOKS & RECORDS; AUDITS
8.1 Royalties to Regeneron
8.2 No Royalty to Sanofi
8.3 Reporting
8.4 Royalty Payments
8.5 Transferred Inventory
8.6 Allocation of Sales Deduction Costs
8.7 Reimbursement
8.8 Payment Method and Currency
8.9 Late Payments
8.10 Taxes
8.11 Sanofi Records; Audits by Regeneron
8.12 Regeneron Records; Audits by Sanofi
ARTICLE 9 TRADEMARKS, COPYRIGHTS, CORPORATE LOGOS AND DOMAIN NAMES
9.1 Ownership
9.2 Prosecution, Maintenance, Enforcement, and Defense of Trademarks
9.3 Use of Trademarks and Domain Names
9.4 Use of Corporate Names and Logos
ARTICLE 10 INTELLECTUAL PROPERTY
10.1 Ownership of Intellectual Property
10.2 Prosecution and Maintenance of Patents
10.3 Interference, Opposition and Reissue
10.4 Background Patents
ARTICLE 11 PATENT LITIGATION
11.1 Enforcement of Patents
11.2 Patent Marking
11.3 Third Party Infringement Claims
11.4 Invalidity or Unenforceability Defenses or Actions

11.5 Interference, Opposition and Reissue of Third Party Patents
11.6 Transfer of Responsibilities
ARTICLE 12 REPRESENTATIONS AND WARRANTIES
12.1 Due Organization, Valid Existence and Due Authorization
12.2 Additional Representations and Warranties of the Parties
12.3 Disclaimer of Warranties
12.4 Mutual Covenants
ARTICLE 13 CONFIDENTIALITY
13.1 Confidential Information
13.2 Exclusions
13.3 Permitted Disclosures and Uses
13.4 Injunctive Relief
13.5 Publication
13.6 Other Publications
ARTICLE 14 INDEMNITY
14.1 Indemnity and Insurance
14.2 Indemnity Procedure
ARTICLE 15 FORCE MAJEURE
ARTICLE 16 TERM AND TERMINATION
16.1 Term
16.2 Termination of Licenses and Certain Contractual Restrictions
16.3 Other Effects of Termination
ARTICLE 17 DISPUTE RESOLUTION
17.1 Resolution of Disputes
17.2 Governing Law; Submission to Jurisdiction
ARTICLE 18 MISCELLANEOUS
18.1 Compliance With Law
18.2 Further Assurances and Transaction Approvals
18.3 Waiver
18.4 Notices
18.5 Entire Agreement
18.6 Amendments
18.7 Headings
18.8 Severability
18.9 Registration and Filing of the Agreement
18.10 Assignment
18.11 Successors and Assigns
18.12 Affiliates
18.13 Counterparts

18.14 No Third Party Beneficiaries
18.15 Relationship of the Parties
18.16 Limitation of Damages
18.17 Rejection of Agreement in Bankruptcy
18.18 Construction.

SCHEDULES

Schedule 1.57 Global Trial Costs
Schedule 1.72 Joint Patents
Schedule 1.135 Regeneron Core Patents
Schedule 1.156 Sanofi Core Patents
Schedule 1.180 Transferred Approvals
Schedule 1.182 Transfer Product Contracts
Schedule 1.183 Transferred Product Domain Names
Schedule 1.184 Transferred Product Records
Schedule 1.185 Transferred Product Trademarks
Schedule 2.3(c) Approved Contract Manufacturers
Schedule 4.2(a) Global Clinical Trials
Schedule 4.3 Certain Other Existing Trials
Schedule 4.4 Certain Investigator-Initiated Studies
Schedule 4.7 Assay Services
Schedule 7.2(a) [* * *]
Schedule 7.3(a) Drug Substance Tech Transfer Plan
Schedule 8.4 Royalty Invoicing Directions
Schedule 8.5 Transferred Inventory Prices
Schedule 11.5(a) Existing Sole Oppositions
Schedule 11.5(b) Existing European Oppositions
Schedule 12.2(c) Pending or Threatened Litigation or Adverse Agreements
Schedule 18.4 Notice Addresses

EXHIBITS

Exhibit 6.4 Form of SDEA

Praluent CROSS LICENSE &
commercialization AGREEMENT

THIS PRALUENT CROSS LICENSE & COMMERCIALIZATION AGREEMENT (this “Agreement”), dated as of April 5, 2020 (the “Execution Date”), and effective as of April 1, 2020 (the “Transition Date”), by and between SANOFI BIOTECHNOLOGY SAS, a société par actions simplifiée organized under the laws of France and having a principal place of business at 54 rue La Boétie, 75008 Paris, France (“Sanofi”), and REGENERON PHARMACEUTICALS, INC., a corporation organized under the laws of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”) (with each of Sanofi and Regeneron referred to herein individually as a “Party” and collectively as the “Parties”).
WHEREAS, Regeneron and Sanofi (as successor in interest to Aventis Pharmaceuticals Inc. and Sanofi-Aventis Amerique Du Nord) are parties to an Amended and Restated License and Collaboration Agreement dated as of November 10, 2009, as amended as of May 1, 2013, July 1, 2015, and the date hereof (the “LCA”) for the Development, Manufacture and Commercialization of certain Licensed Products (as such term is defined therein), including the antibody Praluent® (alirocumab); and
WHEREAS, pursuant to the terms and conditions of an amendment to the LCA of same date as the Execution Date (the “LCA Amendment”), the Parties have agreed to remove, effective as of the Transition Date (as defined below), the Praluent Products (as defined below) from the scope of the LCA and desire to have the Development, Manufacture and Commercialization thereof be governed by the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:
1.1 “Accounting Standards” shall mean, GAAP with respect to Regeneron or IAS/IFRS with respect to Sanofi, as generally and consistently applied throughout the applicable Party’s organization.
1.2 “Acting Party” shall have the meaning set forth in Section 11.5(a).
1.3 “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such first Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, in no event shall Sanofi or any of its Affiliates be deemed Affiliates of Regeneron or any of its Affiliates nor shall Regeneron or any of its Affiliates be deemed Affiliates of Sanofi or any of its Affiliates.
1.4 “Agreement” shall have the meaning set forth in the introductory paragraph and shall include all Schedules and Exhibits attached hereto.
1.5 “Alliance Manager” shall have the meaning set forth in Section 3.1.
1.6 [* * *].
1.7 “Ancillary Agreements” shall mean the Praluent Supply Agreements, the Praluent Transition Services Agreement, the Praluent Pharmacovigilance Transition Services Agreement, the Praluent Services Agreements, the Praluent Bill of Sale, the Praluent Domain Name Assignment and the Praluent Trademark Assignment.
1.8 “Ancillary Services Agreements” shall mean the Praluent Supply Agreements, the Praluent Transition Services Agreement, the Praluent Pharmacovigilance Transition Services Agreement and the Praluent Services Agreements.
1.9 “Approval” shall mean any approval, registration, license or authorization from any Regulatory Authority required for the testing, Manufacture, Development, Commercialization, sale, storage or transport of, or expanded labeling for, a Praluent Product in any country, and shall include an approval, registration, license or authorization granted in connection with any IND, BLA or equivalent application in any country.
1.10 “Assay Services” shall have the meaning set forth in Section 4.7.
1.11 “Back-Up Request” shall have the meaning set forth in Section 7.6.
1.12 “BLA” shall mean a biologics license application filed with respect to a Praluent Product, as described in the FDA regulations, including all amendments and supplements to the application.
1.13 “Breaching Party” shall have the meaning set forth in Section 16.2.

1.14 “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, United States or Paris, France are authorized or required by Law to remain closed.
1.15 “Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.
1.16 “Calendar Year” shall mean each successive period of twelve (12) calendar months commencing on January 1, except that the first Calendar Year shall commence on the Transition Date and shall end on December 31, 2020.
1.17 “CMC” shall mean chemistry, manufacturing and control.
1.18 “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
1.19 “Combination Product” shall have the meaning set forth in the definition of “Net Sales”.
1.20 “Commercialize” or “Commercialization” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, offering for sale, having sold or selling any Praluent Product or biosimilar thereof (as the case may be), including obtaining and maintaining NDCs and Pricing Approvals therefor.
1.21 “Control” shall mean, with respect to any item of Know-How, material, regulatory documentation, Patents or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license (other than by operation of a license or other rights granted by one Party to the other Party hereunder) or otherwise, to assign, or grant a license, sublicense, right of reference or other right to or under such Know-How, material, regulatory documentation, Patents or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.
1.22 “Controlling Party” shall have the meaning set forth in Section 11.3(b).
1.23 “Copyright” shall mean all copyrights and all rights in any copyrightable works, in all forms and media, including any copyrightable elements in any html and web content, and any copyright registrations or applications therefor and all extensions, restorations, reversions and renewals of any of the foregoing.
1.24 “Cover”, “Covered” or “Covering” shall mean, with respect to an invention or activity and the relevant Patent, that, but for a license granted under such Patent or ownership of such Patent, the practice of such invention or the conduct of such activity would infringe an issued claim in such Patent or, in the case of a Patent that is a patent application, would infringe a pending claim in such patent application if such patent application were to issue as a patent.
1.25 “Damages” shall have the meaning set forth in Section 14.1(a).
1.26 “Default Interest Rate” shall have the meaning set forth in Section 8.9.

1.27 “Defending Party” shall have the meaning set forth in Section 11.4(b).
1.28 “Develop” or “Development” shall mean activities performed by or on behalf of either Party relating to research, pre-clinical drug development or clinical drug development with respect to any Praluent Product or biosimilar thereof (as the case may be), including test method development and stability testing, assay development, toxicology, pharmacology, formulation, quality assurance/quality control development, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, clinical studies (including research to design clinical studies), regulatory affairs, project management, drug safety surveillance activities related to clinical studies, the preparation and submission of Regulatory Filings, and any other research and development activities, including the discovery of biomarkers and activities supporting new formulations, delivery technologies or new indications.
1.29 “Directing Party” shall have the meaning set forth in Section 11.5(a).
1.30 “Discovery Agreement” shall mean the Amended and Restated Discovery and Preclinical Development Agreement, between Sanofi, as successor-in-interest to Aventis Pharmaceuticals, Inc., and Regeneron Pharmaceuticals, Inc., dated as of November 10, 2009, as amended as of May 1, 2013 and July 1, 2015.
1.31 “Domain Name” shall mean any domain names (including both gTLDs and ccTLDs), URLs and social media names, tags or handles or similar identifiers.
1.32 “Drug Substance Tech Transfer Plan” shall have the meaning set forth in Section 7.3(a).
1.33 “EMA” shall mean the European Medicines Agency or any successor agency thereto.
1.34 “Enforcing Party” shall have the meaning set forth in Section 11.1(b).
1.35 “Europe” means the countries comprising the European Economic Area as of the Transition Date.
1.36 “Execution Date” shall have the meaning set forth in the introductory paragraph.
1.37 “Executive Officers” shall mean the Chief Executive Officer of Regeneron and the Chief Executive Officer of Sanofi, or their respective designees with equivalent decision-making authority with respect to the matters under this Agreement.
1.38 “Existing European Opposition” shall have the meaning set forth in Section 11.5(b).
1.39 “Existing Indication” shall mean, with respect to an Existing Praluent Product, any indication and therapeutic regimen (i.e., standalone therapy or use with one (1) or more other products) for such indication for which such Existing Praluent Product (a) has received Marketing Approval as of the Transition Date or (b) was being, or has been, clinically Developed under the LCA as of the Transition Date, including under any Existing Trials.

1.40 “Existing Joint Know-How” shall mean (a) any and all Know-How existing as of the Transition Date that arose from the Parties’ and their Affiliates’ performance under the LCA, to the extent specifically related to the Praluent Compound or any Praluent Product, excluding Regeneron Manufacturing Know-How and Sanofi Manufacturing Know-How and (b) Existing Trials Information whether created before or after the Transition Date.
1.41 “Existing Praluent Product” shall mean the Praluent Compound or a Praluent Product (including any delivery devices, e.g., an autoinjector), in either case, (a) that has received Marketing Approval as of the Transition Date or (b) that was being, or has been, clinically Developed (or, with respect to such delivery devices, Developed) under the LCA as of the Transition Date, including under the Existing Trials.
1.42 “Existing Sole Oppositions” shall have the meaning set forth in Section 11.5(a).
1.43 “Existing Trials” shall mean any clinical trial that was initiated under the LCA prior to the Transition Date in respect of the Praluent Products, including investigator-initiated clinical trials. For clarity, the Existing Trials include the Global Clinical Trials and the Other Existing Trials.
1.44 “Existing Trials Information” shall mean any and all ideas, inventions, data, writings, protocols, discoveries, improvements, trade secrets, materials or other proprietary information not generally known to the public, that arise or are conceived or developed by or on behalf of either Party or its Affiliates, or by or on behalf of the Parties or their Affiliates jointly, or are otherwise Controlled by either Party or its Affiliates, in each case in connection with any Existing Trials.
1.45 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
1.46 “Finished Clinical Product” shall mean either (a) a Praluent Product, containing as its only active ingredient Formulated Drug Substance, or (b) placebo, in each case (a) and (b) in its finished (e.g., in an autoinjector), labeled and packaged form, ready for use in clinical trials.
1.47 “Finished Product” shall mean a Praluent Product, containing as its only active ingredient the Formulated Drug Substance, in its finished (i.e., in a DAI autoinjector as such DAI autoinjector exists and is Commercialized as of the Transition Date or, subject to the terms and conditions of Article 5 of the Finished Product Supply Agreement, the [* * *] delivery device), labeled and packaged form, ready for sale to the market, as the case may be.
1.48 “Finished Product Supply Agreement” shall have the meaning set forth in Section 7.5(b).
1.49 [* * *].
1.50 “Force Majeure” shall have the meaning set forth in Article 15.
1.51 “Formulated Drug Substance” shall mean a Praluent Product containing as its only active ingredient the Praluent Compound formulated into solution, ready for storage or shipment to a Manufacturing facility, to allow processing into finished, labeled and packaged form.

1.52 “FTE” shall mean a full time equivalent employee or contract personnel (i.e., one fully-committed or multiple partially-committed employees or contract personnel aggregating to one full-time employee or contract personnel) employed or contracted by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee or contract personnel performing such work on a full-time basis, which for purposes hereof shall be [* * *] hours per year. For purposes of the definition of FTE, “contract personnel” refers to personnel (other than employees) who are engaged by a Party on an individual basis and who are not accounted for as Out-of-Pocket Costs and does not include Third Party entities to which activities under this Agreement have been outsourced, such as contract manufacturers, contract research organizations or other external service providers such as consulting firms.
1.53 “FTE Rate” shall mean US$[* * *] per FTE, with respect to employees, and US$[* * *] per FTE, with respect to contract personnel, in the Calendar Year ending December 31, 2020, such amounts to be adjusted as of January 1, 2021 and annually thereafter by the sum of (a) the average of the percentage increases or decreases, if any, in the [* * *] and the [* * *] for the twelve (12) months ending June 30 of the Calendar Year prior to the Calendar Year for which the adjustment is being made plus (b) [* * *] percent ([* * *]%) to reflect [* * *] for each Calendar Year. Upon a variance of more than [* * *] percent ([* * *]%) in the [* * *] since the Transition Date as calculated pursuant to Section 8.8, the Parties shall meet to consider a revision to the FTE Rate.
1.54 “GAAP” shall mean generally accepted accounting principles in the United States.
1.55 “Global Clinical Trials” shall have the meaning set forth in Section 4.2(a).
1.56 “Global Trial Cost Report” shall have the meaning set forth in Section 4.2(b).
1.57 “Global Trial Costs” shall have the meaning set forth on Schedule 1.57.
1.58 “Good Practices” shall mean compliance with the applicable standards contained in then-current “Good Laboratory Practices,” “Good Manufacturing Practices” or “Good Clinical Practices,” as promulgated by the FDA and all analogous guidelines promulgated by the EMA, ICH or other country regulatory agencies, as applicable.
1.59 “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.
1.60 “Grantee” shall have the meaning set forth in Section 2.3(c).
1.61 “Grantor” shall have the meaning set forth in Section 2.3(c).
1.62 “Human Biological Materials” shall have the meaning set forth in Section 4.6.
1.63 “IAS/IFRS” shall mean International Accounting Standards/International Financial Reporting Standards of the International Accounting Standards Board.

1.64 “ICH” shall mean the International Conference on Harmonization of Technical Requirements for Requirements for Registration of Pharmaceuticals for Human Use.
1.65 “IND” shall mean an Investigational New Drug Application filed with the FDA, as described in the FDA regulations, including all amendments and supplements to the application.
1.66 “Indemnified Party” shall have the meaning set forth in Section 14.2(a).
1.67 “Indemnifying Party” shall have the meaning set forth in Section 14.2(a).
1.68 “Inventory Payment” shall have the meaning set forth in Section 8.5.
1.69 “Joint Information” shall mean (a) any Existing Joint Know-How and (b) any Know-How included in the Joint Inventions under this Agreement.
1.70 “Joint Intellectual Property” shall mean Joint Patents and Joint Information.
1.71 “Joint Inventions” shall have the meaning set forth in Section 10.1(b).
1.72 “Joint Patents” shall mean (a) Patents in the Joint Inventions or that Cover a Joint Invention and (b) Joint Patent Rights (as defined in the LCA) that exist as of the Transition Date and are related to the Praluent Compound or the Praluent Products. The Joint Patents that exist as of the Transition Date are set forth on Schedule 1.72.
1.73 “Joint Praluent Committee” or “JPC” shall have the meaning set forth in Section 3.2.
1.74 “Know-How” shall mean any and all proprietary technical or scientific information, know-how, data, materials, protocols, test results, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, improvements and other information, including marketing or supply information and data, and information and data included or referenced in the Regulatory Filings made or Approvals, whether or not patentable or otherwise protected by trade secret Law, in each case that are not claimed or disclosed in any published Patents.
1.75 “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions or ordinances of any Governmental Authority in the Territory.
1.76 “LCA” shall have the meaning set forth in the recitals hereto.
1.77 “LCA Amendment” shall have the meaning set forth in the recitals hereto.
1.78 “Lead Defense Party” shall have the meaning set forth in Section 11.4(b).
1.79 “Lead Enforcement Party” shall have the meaning set forth in Section 11.1(b).
1.80 “Litigation Costs” shall have the meaning set forth in Section 14.1(c)(i)(A).
1.81 “Manufacture” or “Manufacturing” shall mean all activities related to the production, manufacture, making, processing, filling, finishing, packaging, labeling, analytical testing, inspection,

receiving, holding and shipping of any Praluent Product or biosimilar thereof, as the case may be, or any constituents (including the Formulated Drug Substance), placebo or a comparator agent, as the case may be or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, release, testing, quality assurance and quality control. When used as a verb, “Manufacture” shall mean to engage in Manufacturing, and when used as a noun, “Manufacturer” shall mean a Person engaged in Manufacturing.
1.82 “Manufacturing Party” shall have the meaning set forth in Section 6.3(b).
1.83 “Manufacturing Transition Team” shall have the meaning set forth in Section 7.9(a).
1.84 “Marketing Approval” shall mean an Approval required for the marketing and sale of a Praluent Product in a country in the Territory.
1.85 “Modified Clause” shall have the meaning set forth in Section 18.8.
1.86 “NDC” shall mean the “National Drug Code” registered by a company with the FDA with respect to a pharmaceutical product.
1.87 “Net Sales” shall mean, with respect to a Praluent Royalty Product for any Calendar Quarter, the gross amount billed or invoiced by Sanofi, its Affiliates or its or their Sublicensees for the sale of such Praluent Royalty Product to Third Parties, less the following deductions determined in accordance with applicable Accounting Standards from such gross amounts which are actually incurred, allowed, accrued or specifically allocated to the Praluent Royalty Product:
(a) discounts, including cash, trade and quantity discounts inclusive of free goods, price reduction programs (including co-pay assistance, compulsory refunds or any other patient assistance programs), retroactive price adjustments with respect to sales of a Praluent Royalty Product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursors) or to trade customers, including wholesalers and chain and pharmacy buying groups;
(b) amounts repaid or credited by reason of defects, damaged Praluent Royalty Products, expired dating, rejections, recalls, refunds, returns, rebates and billing errors;
(c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of a Praluent Royalty Product, which are separately identified on the invoice or other documentation;
(d) [* * *]
(e) customs, taxes, duties or other governmental charges incurred in connection with, levied on, absorbed or otherwise imposed on sale, exportation or importation of Praluent Royalty Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller, which are separately identified on the invoice or other documentation;
(f) [* * *]
(g) rebates, credits, compulsory refunds and similar payments made with respect to sales paid for by any governmental or regulatory authority under any governmental program similar or equivalent to Medicaid, Medicare outside the United States;
(h) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Praluent Royalty Product; and
(i) any other similar and customary deductions that are consistent with Accounting Standards as determined from the books and records of Sanofi, its Affiliates or its or their (sub)licensees, as the case may be, maintained in accordance with Sanofi’s, its Affiliates’ or its or their (sub)licensees’ normal practices.
Any of the deductions listed above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. Any of the deductions listed above that involves a payment by Sanofi, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity.  For purposes of determining Net Sales, a Praluent Royalty Product shall be deemed to be sold when it has met the applicable Accounting Standards’ revenue recognition criteria.  Net Sales shall not include transfers or dispositions of such Praluent Royalty Product for pre-clinical or clinical purposes, compassionate use or as samples, in each case, without charge.  Sanofi’s, its Affiliates’ or its or their Sublicensees’ transfer of the Praluent Royalty Product to an Affiliate or Sublicensee shall not result in any Net Sales unless the transferee is an end user.
In the event that a Praluent Royalty Product is sold in any country in the form of a combination product containing both the Praluent Compound or, where applicable, biosimilar thereof and one or more other active ingredients (“Other Ingredients”) (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price in a manner consistent with the terms of this Agreement) (a “Combination Product”), Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average net invoice price in such country of the Praluent

Royalty Product that contains the Praluent Compound or, where applicable, biosimilar thereof as its sole active ingredient, if sold separately in such country, and B is the average net invoice price in such country of, as applicable, each product that contains such Other Ingredient(s) as its sole active ingredient(s) if sold separately in such country; provided that the invoice price in a country for Praluent Royalty Product that contains the Praluent Compound or, where applicable, biosimilar thereof as its sole active ingredient and such product that contains such Other Ingredient(s) as its sole active ingredient(s) shall to the extent feasible be for quantities comparable to those used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable.  If either such Praluent Royalty Product that contains the Praluent Compound or, where applicable, biosimilar thereof as its sole active ingredient or any such product that contains such Other Ingredient(s) as its sole active ingredient(s) is not sold separately in a particular country, then the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Praluent Royalty Product that contains the Praluent Compound or, where applicable, biosimilar thereof as its sole active ingredient to the total fair market value of such Combination Product.
In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Sanofi’s, its Affiliates’ or its or their Sublicensees’ existing allocation method; provided that any such allocation shall be done in accordance with applicable Law, including any price reporting laws, rules and regulations.
Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Sanofi, its Affiliates or its or their Sublicensees, which shall be in accordance with applicable Accounting Standards.
1.88 “New Regeneron License” shall mean any license entered into by Regeneron (or any of its Affiliate(s)) with a Third Party after the Transition Date, required for the U.S. Praluent Product Business.
1.89 “New Sanofi License” shall mean any license entered into by Sanofi (or any of its Affiliate(s)) with a Third Party after the Transition Date, required for the ROW Praluent Product Business.
1.90 “Non-Manufacturing Party” shall have the meaning set forth in Section 6.3(b).
1.91 “Other Existing Trial” shall mean any Existing Trial other than a Global Clinical Trial.
1.92 “Other Ingredients” shall have the meaning set forth in the definition of “Net Sales”.

1.93 “Out-of-Pocket Costs” shall mean documented costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with applicable Accounting Standards) by either Party or its Affiliates, excluding any such costs and expenses in respect of “contract personnel” that are accounted for on an FTE basis in accordance with the definition of FTE. For the avoidance of doubt, in no case shall any particular cost or expense be accounted for hereunder both as an Out-of-Pocket Cost and as an FTE-based cost.
1.94 “Owed Party” shall have the meaning set forth in Section 8.7.
1.95 “Owing Party” shall have the meaning set forth in Section 8.7.
1.96 “Party” or “Parties” shall have the meaning set forth in the introductory paragraph.
1.97 “Party Information” shall mean any and all trade secrets or other proprietary information, including any proprietary data, inventions, ideas, discoveries and materials (whether or not patentable or protectable as a trade secret) not generally known to the public regarding a Party’s or its Affiliates’ technology, products, business or objectives, in each case that (a) were disclosed under the LCA prior to the Transition Date to the extent specifically related to the Praluent Products or (b) are disclosed or made available by or on behalf of a Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates in connection with this Agreement or any Ancillary Services Agreement. Notwithstanding the foregoing, (i) (A) the Regeneron Background Know-How, (B) the Regeneron Core Know-How and (C) the Transferred Product Records, in each case ((A) - (C)) shall be deemed to be the Party Information of Regeneron and not of Sanofi, (ii) the Sanofi Background Know-How and the Sanofi Core Know-How shall be deemed to be the Party Information of Sanofi and not of Regeneron and (iii) “Party Information” shall in all cases be deemed to exclude the Joint Information.
1.98 “[* * *]” shall have the meaning set forth in Section 10.2(c).
1.99 “Patent Infringement” shall have the meaning set forth in Section 11.1(a).
1.100 “Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.101 “Person” shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.

1.102 “PMDA” shall mean the Pharmaceutical and Medical Devices Agency and any successor agency thereto.
1.103 “Praluent Bill of Sale” shall mean that certain Praluent Bill of Sale and Assignment and Assumption Agreement, by and between the Parties, entered into as of the Execution Date and effective as of the Transition Date.
1.104 “Praluent Compound” shall mean the biological compound alirocumab.
1.105 “Praluent Domain Name Assignment” shall mean that certain Praluent Domain Name Assignment Agreement, by and among Regeneron, Sanofi and Sanofi Parent, entered into as of the Execution Date and effective as of the Transition Date.
1.106 “Praluent Master Cell Bank” shall mean the master cell bank used by Regeneron or any of its Affiliates to Manufacture Formulated Drug Substance as of the Transition Date.
1.107 “Praluent Pharmacovigilance Transition Services Agreement” shall mean that certain Praluent Pharmacovigilance Transition Services Agreement, by and between the Parties, entered into as of the Execution Date and effective as of the Transition Date.
1.108 “Praluent Product” shall mean any product that is comprised of or contains the Praluent Compound as an active ingredient, whether alone or in fixed dose combination with one or more additional active ingredients.
1.109 “Praluent Product Domain Names” shall mean the Praluent Product ROW Domain Names or the Praluent Product U.S. Domain Names, as applicable.
1.110 “Praluent Product Regeneron Copyrights” shall mean all Copyright(s) owned or Controlled by Regeneron or its Affiliates or its or their Sublicensees as of the Transition Date that are used in connection with, or are otherwise necessary or useful for, the ROW Praluent Product Business.
1.111 “Praluent Product ROW Domain Names” shall mean any Domain Name(s) owned or Controlled by Sanofi or its Affiliates or its or their Sublicensees and used or to be used by Sanofi or its Affiliates or its or their Sublicensees for the Commercialization of Praluent Products in the Sanofi Territory.
1.112 “Praluent Product ROW Trademarks” shall mean any Trademark(s) owned or Controlled by Sanofi or its Affiliates or its or their Sublicensees and used or to be used by Sanofi or its Affiliates or its or their Sublicensees for the Commercialization of Praluent Products in the Sanofi Territory and any registrations thereof or any pending applications relating thereto in the Sanofi Territory (excluding, in any event, the corporate name or logo of either Party or its Affiliates or its or their (sub)licensees).
1.113 “Praluent Product Sanofi Copyrights” shall mean all Copyright(s) owned or Controlled by Sanofi or its Affiliates or its or their Sublicensees as of the Transition Date that are used in connection with, or are otherwise necessary or useful for, the conduct of the U.S. Praluent Product Business.

1.114 “Praluent Product Trademarks” shall mean the Praluent Product ROW Trademarks or the Praluent Product U.S. Trademarks, as applicable.
1.115 “Praluent Product U.S. Domain Names” shall mean any Domain Name(s) owned or Controlled by Regeneron or its Affiliates or its or their Sublicensees and used or to be used by Regeneron or its Affiliates or its or their Sublicensees for the Commercialization of Praluent Products in the Regeneron Territory, including the Transferred Product Domain Names.
1.116 “Praluent Product U.S. Trademarks” shall mean any Trademark(s) owned or Controlled by Regeneron or its Affiliates or its or their Sublicensees and used or to be used by Regeneron or its Affiliates or its or their Sublicensees for the Commercialization of Praluent Products in the Regeneron Territory and any registrations thereof or any pending applications relating thereto in the United States (excluding, in any event, the corporate name or logo of either Party or its Affiliates or its or their (sub)licensees), including the Transferred Product Trademarks.
1.117 “Praluent Royalty Product” shall mean any Praluent Product [* * *] developed by or on behalf of Sanofi or any of its Affiliates or its or their Sublicensees, but, with respect to any country in the Sanofi Territory other than [* * *], excluding [* * *].
1.118 “Praluent Services Agreement” shall have the meaning set forth in Section 2.8.
1.119 “Praluent Substance Supply Agreement” shall have the meaning set forth in Section 7.5(a).
1.120 “Praluent Supply Agreements” shall mean the Praluent Substance Supply Agreement and the Finished Product Supply Agreement and any related quality agreements.
1.121 “Praluent Trademark Assignment” shall mean that certain Praluent Trademark Assignment Agreement, by and between the Parties, entered into as of the Execution Date and effective as of the Transition Date.
1.122 “Praluent Transition Services Agreement” shall mean that certain Praluent Transition Services Agreement, by and between Regeneron Healthcare Solutions, Inc. and Sanofi-Aventis U.S. LLC., entered into as of the Execution Date and effective as of the Transition Date.
1.123 “Praluent Working Cell Bank” shall mean working cell bank generated from the Praluent Master Cell Bank.
1.124 “Pricing Approval” shall mean any Approval, or any agreement, determination or governmental decision, establishing prices for a Praluent Product that can be charged to consumers and will be reimbursed by Governmental Authorities in countries in the Territory where Governmental Authorities or Regulatory Authorities of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise.
1.125 “Promotional Materials” shall mean promotional, advertising, communication and educational materials relating to any Praluent Product for use in connection with the marketing,

promotion and sale of, or educational activities with respect to, the Praluent Product, and the content thereof, and shall include promotional literature, product support materials and promotional giveaways.
1.126 “Publishing Party” shall have the meaning set forth in Section 13.5.
1.127 “Recall Cost” shall mean, with respect to a recall, market suspension or market withdrawal, the product of (a) the number of FTEs used to carry out such recall, market suspension or market withdrawal and (b) the applicable FTE Rate(s), plus any Out-of-Pocket Costs incurred by the applicable Party or its Affiliates in respect of such recall, market suspension or market withdrawal.
1.128 “Regeneron” shall have the meaning set forth in the introductory paragraph.
1.129 “Regeneron Background Intellectual Property” shall mean the Regeneron Background Patents and the Regeneron Background Know-How.
1.130 “Regeneron Background Know-How” shall mean any and all Know-How Controlled by Regeneron or any of its Affiliates as of or after the Transition Date that is necessary or useful for the Development, Manufacturing or Commercialization of any Existing Praluent Product for any Existing Indication, excluding the Regeneron Core Know-How and the Joint Information.
1.131 “Regeneron Background Patents” shall mean any and all Patents Controlled by Regeneron or any of its Affiliates as of or after the Transition Date to the extent Covering the use, making, sale, offer for sale or import of any Existing Praluent Product for any Existing Indication, excluding the Regeneron Core Patents and the Joint Patents.
1.132 “Regeneron Cell Media” shall mean any cell culture media that is proprietary to Regeneron and used by Regeneron or any of its Affiliates to Manufacture Formulated Drug Substance as of the Transition Date.
1.133 “Regeneron Core Intellectual Property” shall mean the Regeneron Core Patents and the Regeneron Core Know-How.
1.134 “Regeneron Core Know-How” shall mean any and all Know-How Controlled by Regeneron or any of its Affiliates as of the Transition Date that was conceived or developed by Regeneron or any of its Affiliates under the LCA or the Discovery Agreement and that is related to any Praluent Product, including, for clarity, any Know-How Controlled by Regeneron or any of its Affiliates as of the Transition Date that is contained or referenced in the Transferred Approvals, Transferred Regulatory Documentation or other Transferred U.S. Assets, but excluding any Regeneron Manufacturing Know-How or Joint Information.
1.135 “Regeneron Core Patents” shall mean those Patents Controlled by Regeneron or any of its Affiliates as of or after the Transition Date that contain composition of matter, method of use or formulation claims for any Existing Praluent Product for any Existing Indication, including the Patents listed on Schedule 1.135.
1.136 “Regeneron Indemnitees” shall have the meaning set forth in Section 14.1(a).

1.137 “Regeneron Managed Patents” shall have the meaning set forth in Section 10.2(a).
1.138 “Regeneron Manufacturing Know-How” shall mean any and all Know-How Controlled by Regeneron or any of its Affiliates as of or after the Transition Date that is related to the Manufacture of the Praluent Compound or any Praluent Product, including all CMC data for the Praluent Compound that is included or referenced in, or that otherwise supports, an Approval.
1.139 “Regeneron Manufacturing Site Notice” shall have the meaning set forth in Section 7.2(a).
1.140 “Regeneron Sole Inventions” shall have the meaning set forth in Section 10.1(a).
1.141 “Regeneron Territory” shall mean the United States.
1.142 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Development, Manufacture and Commercialization of any Praluent Product in a country in the Territory, including the FDA in the United States, the EMA in Europe and the PMDA in Japan.
1.143 “Regulatory Filing” shall mean the application to the relevant Regulatory Authority for any Approval, and shall include any testing, marketing authorization application, marketing authorization renewal application, Annual Product Quality review application, device application, supplementary application or variation thereof.
1.144 “ROW CPI” shall mean the Harmonized Index of Consumer Prices, overall for working days as seasonally adjusted, referenced as ICP.M.U2.Y.000000.3.INX (or its successor equivalent index), which is published monthly and available via the European Central Bank internet site.
1.145 “ROW Praluent Product Business” shall mean the Development or Manufacture of the Praluent Products (including the Praluent Compound) anywhere in the Territory for the Sanofi Territory, or the Commercialization of the Praluent Products in the Sanofi Territory.
1.146 “Royalty Report” shall have the meaning set forth in Section 8.3.
1.147 “Royalty Term” shall have the meaning set forth in Section 8.1(b).
1.148 “Safety Data Exchange Agreement” shall have the meaning set forth in Section 6.4.
1.149 “Sales Deduction Costs” shall mean, with respect to any period, items deducted from gross sales, solely attributable to Praluent Products, but excluding the cost of recalls (such costs are allocated between the Parties in accordance with Section 6.6). As an example, Sales Deduction Costs include the types of deductions taken in the determination of Net Sales (excluding recalls), including the costs of returns, cash discounts, contracted discounts, rebates, chargebacks or wholesaler fees incurred by a Party or any of its Affiliates (whether paid out-of-pocket or taken as deductions from invoices collected by such Party during such period).
1.150 “Sanofi” shall have the meaning set forth in the introductory paragraph.

1.151 “Sanofi Background Intellectual Property” shall mean the Sanofi Background Patents and the Sanofi Background Know-How.
1.152 “Sanofi Background Know-How” shall mean any and all Know-How Controlled by Sanofi or any of its Affiliates as of or after the Transition Date that is necessary or useful for the Development, Manufacturing or Commercialization of any Existing Praluent Product for any Existing Indication, excluding the Sanofi Core Know-How and the Joint Information.
1.153 “Sanofi Background Patents” shall mean any and all Patents Controlled by Sanofi or any of its Affiliates as of or after the Transition Date to the extent Covering the use, making, sale, offer for sale or import of any Existing Praluent Product for any Existing Indication, excluding the Sanofi Core Patents and the Joint Patents.
1.154 “Sanofi Core Intellectual Property” shall mean the Sanofi Core Patents and Sanofi Core Know-How.
1.155 “Sanofi Core Know-How” shall mean any and all Know-How Controlled by Sanofi or any of its Affiliates as of the Transition Date that was conceived or developed by Sanofi or any of its Affiliates under the LCA or the Discovery Agreement and that is related to any Praluent Product, including, for clarity, any Know-How Controlled by Sanofi or any of its Affiliates as of the Transition Date that is contained or referenced in the Transferred Approvals, Transferred Regulatory Documentation or other Transferred U.S. Assets, but excluding any Sanofi Manufacturing Know-How or Joint Information.
1.156 “Sanofi Core Patents” shall mean those Patents Controlled by Sanofi or any of its Affiliates as of or after the Transition Date that contain composition of matter, method of use or formulation claims for any Existing Praluent Product for any Existing Indication, including the Patents listed on Schedule 1.156.
1.157 “Sanofi Indemnitees” shall have the meaning set forth in Section 14.1(b).
1.158 “Sanofi Managed Patents” shall have the meaning set forth in Section 10.2(b).
1.159 “Sanofi Manufacturing Know-How” shall mean any and all Know-How Controlled by Sanofi or any of its Affiliates as of or after the Transition Date that is related to Manufacture of the Praluent Compound or any Praluent Product.
1.160 “Sanofi Parent” shall mean Sanofi, a société anonyme organized under the laws of France and having a registered office at 54 rue La Boétie, 75008 Paris, France.
1.161 “Sanofi ROR Authorization” shall mean any letter of authorization from a Third Party that permits Sanofi or any of its Affiliates to reference any regulatory documentation, data or information of such Third Party with respect to any Existing Praluent Product in any Existing Indication.
1.162 “Sanofi Samples” shall have the meaning set forth in Section 4.7.
1.163 “Sanofi Sole Inventions” shall have the meaning set forth in Section 10.1(a).

1.164 “Sanofi Territory” shall mean all of the countries and territories of the world other than the Regeneron Territory.
1.165 “Selected Recall” shall have the meaning set forth in Section 6.6(a).
1.166 “Sole Inventions” shall have the meaning set forth in Section 10.1(a).
1.167 “Special Claim” shall have the meaning set forth in Section 14.1(c).
1.168 “Sublicensee” shall mean a Third Party to whom a Party or its Affiliate will have granted (a) a license or sublicense to Manufacture, Develop or Commercialize Praluent Royalty Products in the Territory or (b) the right to distribute Praluent Royalty Products whereby such Third Party provides consideration to such Party or its Affiliate for such distribution rights or in connection with the sale of Praluent Royalty Products other than the supply price for Praluent Royalty Products sold to such Third Party by such Party or its Affiliate, irrespective of whether a license or sublicense or further right of reference is granted under Section 2.3. For clarity, “Sublicensee” shall not include any bona fide commercial distributor that pays to such Party or its Affiliate only a supply price for the Praluent Royalty Products ordered from such Party or its Affiliate.
1.169 “Tech Transfer FTE Cost” shall mean, for all activities performed by a Party in accordance with a Tech Transfer Plan, the product of (a) the number of FTEs used to carry out such activities and (b) the applicable FTE Rate(s).
1.170 “Tech Transfer Plan” shall have the meaning set forth in Section 7.4(a).
1.171 “Technology Transfer Cost Report” shall have the meaning set forth in Section 7.4(c).
1.172 “Terminating Party” shall have the meaning set forth in Section 16.2.
1.173 “Territory” shall mean either Sanofi Territory or Regeneron Territory or, as applicable, both of Sanofi Territory and Regeneron Territory.
1.174 “Third Party” shall mean any Person other than Sanofi or Regeneron or any Affiliate of either Party.
1.175 “Third Party Claim” shall have the meaning set forth in Section 14.1(a).
1.176 “Third Party Invalidity Assertion” shall have the meaning set forth in Section 11.4(a).
1.177 “Trademark” shall mean any trademark, service mark, trade name, trade dress, logo, slogan, design or other designation that functions as an identifier of source, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor and renewals thereof, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.178 “Transferee” shall have the meaning set forth in Section 7.4(a).

1.179 “Transferor” shall have the meaning set forth in Section 7.4(a).
1.180 “Transferred Approvals” shall mean the Approvals set forth on Schedule 1.180. For clarity, the term “Transferred Approvals” shall only refer to the approvals, registrations, licenses or authorizations granted by the applicable Regulatory Authority and expressly excludes any Sanofi Core Know-How or any of Sanofi’s rights in or to the Existing Joint Know-How included or referenced therein, which shall be subject to the license grants in Section 2.2. The transfer to Regeneron of the Transferred Approvals under Section 2.6 shall not operate to vest or result in any assignment or transfer of any rights, title or interest in and to such Know-How.
1.181 “Transferred Inventory” means all inventories of Finished Product intended for sale or distribution in the Regeneron Territory, including samples intended for distribution in the Regeneron Territory, that are held by Sanofi or any of its Affiliates and unsold (or, with respect to samples, undistributed) as of the Transition Date.
1.182 “Transferred Product Contracts” shall mean all rights and interests of Sanofi or its Affiliates under the contracts set forth on Schedule 1.182.
1.183 “Transferred Product Domain Names” shall mean the Domain Names set forth on Schedule 1.183 and all subdomains thereof.
1.184 “Transferred Product Records” shall mean all books and records (other than the Transferred Regulatory Documentation and any contracts or agreements) solely related to the Commercialization of Praluent Products in the Regeneron Territory, including all books and records that correspond to the items listed on Schedule 1.184 and that are solely related to the Commercialization of Praluent Products in the Regeneron Territory, owned by Sanofi or its Affiliates as of the Transition Date or during the Distribution Service Period (as defined in the Praluent Transition Services Agreement), including all information provided to Regeneron pursuant to the Schedules (as defined in the Praluent Transition Services Agreement).
1.185 “Transferred Product Trademarks” shall mean the Trademarks set forth on Schedule 1.185.
1.186 “Transferred Product Trademarks Documentation” shall mean all trademark registration certificates and maintenance documents (Declaration of Use) and, as the case may be, prosecution files and trademark clearance search results, in each case, that may be in the possession or Control of Sanofi or its Affiliates or its or their outside Trademark counsel as of the Transition Date relating to the Transferred Product Trademarks.
1.187 “Transferred Promotional Materials” shall mean all Promotional Materials to the extent used or intended for use by either Party or its Affiliates for the Commercialization of the Existing Praluent Products in the Regeneron Territory and in the possession of Sanofi or its Affiliates as of the Transition Date.
1.188 “Transferred Regulatory Documentation” shall mean (a) all documentation comprising the Transferred Approvals, and all reports, regulatory applications, submissions and filings in connection therewith and (b) all correspondence and reports submitted to or received from Governmental Authorities in the Regeneron Territory to the extent related to any such Approvals or to the Commercialization of any Existing Praluent Product for any Existing Indication in the Regeneron Territory, and all relevant supporting documents with respect thereto, in each case ((a) and (b)), in the possession or Control of Sanofi or any of its Affiliates as of the Transition Date. For clarity, the term “Transferred Regulatory Documentation” shall only refer to the embodiments of such documentation, reports, applications, submissions, filings or correspondence and expressly excludes any Sanofi Core Know-How or any of Sanofi’s rights in or to the Existing Joint Know-How included or referenced therein, which shall be subject to the license grants in Section 2.2. The transfer to Regeneron of the Transferred Regulatory Documentation under Section 2.6 shall not operate to vest or result in any assignment or transfer of any rights, title or interest in and to such Know-How. For the avoidance of doubt, the term “Transferred Regulatory Documentation” shall not include any Trademark or Domain Name registration documentation, prosecution or enforcement files or Trademark clearance searches or conflict or opposition records and files.
1.189 “Transferred U.S. Assets” shall mean the following rights and assets: (a) the Transferred Approvals, (b) Transferred Inventory, (c) the Transferred Product Contracts, (d) the Transferred Product Domain Names, (e) the Transferred Product Records, (f) the Transferred Product Trademarks, (g) the Transferred Promotional Materials, (h) the Transferred Regulatory Documentation, and (i) Transferred Product Trademarks Documentation.
1.190 “Transition Date” shall have the meaning set forth in the recitals hereto.
1.191 “Triggering Event” shall mean, (a) with respect to any Third Party Claim alleging [* * *] or (b) with respect to any [* * *] Third Party Claim alleging [* * *].
1.192 “United States” or “U.S.” shall mean the United States of America (including its territories and possessions and its military bases and commissaries, and any other federal government purchasers, wherever located in the Territory) and Puerto Rico.
1.193 “U.S. CPI” shall mean the Consumer Price Index – All Urban Consumers published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).
1.194 “U.S. Praluent Product Business” shall mean the Development or Manufacture of the Praluent Products (including the Praluent Compound) anywhere in the Territory for the Regeneron Territory, or the Commercialization of the Praluent Products in the Regeneron Territory.
1.195 “U.S.-Related Praluent Agreements” shall mean the agreements, including all amendments thereto existing as of the Transition Date to which Sanofi or its Affiliates are a party that relate to the Commercialization of any Existing Praluent Product for any Existing Indication in the Regeneron Territory, excluding the Transferred Product Contracts.
ARTICLE 2
LICENSE GRANTS; LIMITED ASSET TRANSFER; TRANSITION COSTS

2.1 Regeneron License Grants. Subject to the terms and conditions of this Agreement, Regeneron (on behalf of itself and its Affiliates) hereby grants to Sanofi and its Affiliates:
(a)an exclusive (including with regard to Regeneron and its Affiliates), royalty-bearing, sublicensable (pursuant to Section 2.3), transferable (pursuant to Section 18.10) right and license under the Regeneron Core Intellectual Property, the Regeneron Background Intellectual Property and Regeneron’s interest in the Joint Intellectual Property to Commercialize the Praluent Royalty Products in the Sanofi Territory;
(b)a co-exclusive, royalty-bearing, sublicensable (pursuant to Section 2.3), transferable (pursuant to Section 18.10) right and license under the Regeneron Core Intellectual Property, the Regeneron Background Intellectual Property, and Regeneron’s interest in the Joint Intellectual Property to use (other than to Commercialize), Develop and Manufacture the Praluent Royalty Products (including the Praluent Compound) anywhere in the Territory, solely to support Commercialization of the Praluent Royalty Products in the Sanofi Territory;
(c)a co-exclusive, royalty-free, sublicensable (pursuant to Section 2.3), transferable (pursuant to Section 18.10) right and license to reproduce, modify, distribute, create derivative works based on, including translations of, publicly perform, publicly display, publish and otherwise use the Praluent Product Regeneron Copyrights, in all forms and media, now known or hereafter invented, solely to support the ROW Praluent Product Business;
(d)subject to Section 9.3(b), a co-exclusive, royalty-free, fully paid-up, sublicensable (pursuant to Section 2.3), transferable (pursuant to Section 18.10) license to use the Praluent Product U.S. Trademarks to Develop and Manufacture the Praluent Products in the Regeneron Territory solely to support the ROW Praluent Product Business; and
(e)subject to Section 9.4(b), the right, free of charge, to use the name or logo of Regeneron or its Affiliate (i) on product labels, package inserts, packaging, trade packaging, samples and all Promotional Materials that are being used for the Commercialization of the Praluent Products in the Sanofi Territory as of the Transition Date, only for the time period (which in any case may not exceed [* * *] years after the Transition Date or such other maximum period as may be agreed by the Parties) and solely to the extent necessary to exhaust the inventory of such product labels, package inserts, packaging, trade packaging, samples and Promotional Materials, in each case existing as of the Transition Date and containing such name or logo or (ii) as necessary to identify, to the extent required under any applicable Law, Regeneron (or its Affiliate) as the Manufacturer of Formulated Drug Substance on any product labels, package inserts, packaging, trade packaging or samples of Praluent Products to be used by Sanofi or its Affiliates or its or their Sublicensees in the ROW Praluent Product Business that incorporate Formulated Drug Substance Manufactured by Regeneron (or its Affiliate).
2.2 Sanofi License Grants. Subject to the terms and conditions of this Agreement, Sanofi (on behalf of itself and its Affiliates) hereby grants to Regeneron and its Affiliates:
(a)an exclusive (including with regard to Sanofi and its Affiliates), fully paid-up, royalty-free, sublicensable (pursuant to Section 2.3), transferable (pursuant to Section 18.10)

right and license under the Sanofi Core Intellectual Property, the Sanofi Background Intellectual Property and Sanofi’s interest in the Joint Intellectual Property to Commercialize the Praluent Products or any biosimilar thereof in the Regeneron Territory;
(b)a co-exclusive, fully paid-up, royalty-free, sublicensable (pursuant to Section 2.3), transferable (pursuant to Section 18.10) right and license under the Sanofi Core Intellectual Property, the Sanofi Background Intellectual Property and Sanofi’s interest in the Joint Intellectual Property to use (other than to Commercialize), Develop and Manufacture the Praluent Products (including the Praluent Compound) or any biosimilar thereof anywhere in the Territory, solely to support Commercialization of the Praluent Products or any biosimilar thereof in the Regeneron Territory;
(c)a co-exclusive, royalty-free, sublicensable (pursuant to Section 2.3), transferable (pursuant to Section 18.10) right and license to reproduce, modify, distribute, create derivative works based on, including translations of, publicly perform, publicly display, publish and otherwise use the Praluent Product Sanofi Copyrights, in all forms and media, now known or hereafter invented, solely to support the U.S. Praluent Product Business;
(d)subject to Section 9.3(b), a co-exclusive, royalty-free, fully paid-up, sublicensable (pursuant to Section 2.3), transferable (pursuant to Section 18.10), license to use the Praluent Product ROW Trademarks to Develop and Manufacture the Praluent Products in the Sanofi Territory solely to support the U.S. Praluent Product Business; and
(e)subject to Section 9.4(b), the right, free of charge, to use the name or logo of Sanofi or its Affiliate (i) on product labels, package inserts, packaging, trade packaging, samples and all Transferred Promotional Materials, only for the time period (which in any case may not exceed [* * *] years after the Transition Date or such other maximum period as may be agreed by the Parties) and solely to the extent necessary to exhaust the inventory of such product labels, package inserts, packaging, trade packaging, samples and Promotional Materials existing as of the expiration of the Distribution Service Period (as defined in the Praluent Transition Services Agreement) and containing such name or logo or (ii) as necessary to identify, to the extent required under any applicable Law, Sanofi (or its Affiliate) as the Manufacturer of Finished Product on any product labels, package inserts, packaging, trade packaging or samples of Praluent Products to be used by Regeneron or its Affiliates or its or their Sublicensees in the U.S. Praluent Product Business that incorporate Finished Product Manufactured by Sanofi (or its Affiliate).
2.3 Sublicensing and Subcontracting.
(a)Subject to Section 2.3(c), (i) the licenses granted by Regeneron to Sanofi in Section 2.1 and the rights of reference granted by Regeneron to Sanofi in Section 6.2(a) may be freely sublicensed, or further rights of reference may be granted, by Sanofi or its Affiliates to Third Parties through one or multiple tiers and (ii) the licenses granted by Sanofi to Regeneron in Section 2.2 and the rights of reference granted by Sanofi to Regeneron in Section 6.2(b) and Section 6.2(c) may be freely sublicensed, or further rights of reference may be granted, by Regeneron or its Affiliates to Third Parties through one or multiple tiers.

(b)Subject to Section 2.3(c), either Party may, as such Party deems appropriate, delegate any of its obligations hereunder or subcontract the performance of all or part of such Party’s activities with respect to the U.S. Praluent Product Business, in the case of Regeneron, or the ROW Praluent Product Business, in the case of Sanofi, in each case to its Affiliates or Third Parties.
(c)Sublicensing or subcontracting by either Party or its Affiliates (the “Grantee”) of any Manufacturing rights granted by the other Party (the “Grantor”) hereunder (or any agreement under which any Third Party will Manufacture Praluent Compound or Praluent Products on behalf of the Grantee) (i) shall require the Grantor’s consent, not to be unreasonably withheld, conditioned or delayed and (ii) without limiting clause (i), shall [* * *]. Each Party acknowledges and agrees that it would be reasonable for the other Party to [* * *]. For the avoidance of doubt, [* * *].
(d)A sublicensing, subcontracting or delegating Party shall ensure that its sublicensees (including Sublicensees), subcontractors and delegatees are bound by terms and conditions that are consistent with the applicable terms and conditions of this Agreement, including the confidentiality and non-use obligations set forth in Article 13, and such terms and conditions must include, with respect to a Sublicensee of Sanofi or its Affiliate, an obligation of the Sublicensee to account for and report its sales of Praluent Products to Sanofi or such Affiliate on the same basis as if such sales were Net Sales by Sanofi or its Affiliate. For the avoidance of doubt, Regeneron shall be entitled to receive royalties under this Agreement based on Net Sales of Praluent Products sold by Sanofi’s or its Affiliates’ Sublicensees. Each Party shall notify the other Party within thirty (30) days of the grant of any sublicense or the appointment of any Sublicensee by such Party or its Affiliates or its or their Sublicensees pursuant to this Section 2.3. Each Party shall remain liable for any action or failure to act by its Affiliates, sublicensees (including Sublicensees), subcontractors or delegatees to whom such Party’s rights and obligations under this Agreement have been delegated, subcontracted or sublicensed and which action or failure to act would constitute a breach of this Agreement if such action or failure to act were committed by such Party.
(e)For clarity, each Party may freely (sub)license any of its retained rights under Section 2.5 through one or multiple tiers.
2.4 Limitations.
(a)No Implied License. Except as expressly provided herein, neither Party will be deemed by this Agreement to have been granted any license or other rights in or to the other Party’s Patents, Know-How, Party Information or the other Party’s interest in the Joint Intellectual Property either expressly or by implication, estoppel or otherwise.
(b)No Sequencing or Reverse Engineering. Sanofi shall not, and shall ensure that its Affiliates and its and their Sublicensees do not, reverse engineer any cell lines, media or feeds or any other proprietary materials in the Regeneron Manufacturing Know-How, including Regeneron Cell Media, Praluent Working Cell Bank or Praluent Master Cell Bank.

2.5 Retained Rights.
(a)For the avoidance of doubt, Regeneron expressly reserves for itself and its Affiliates and its and their Third Party (sub)licensees under the Regeneron Core Intellectual Property, the Regeneron Background Intellectual Property and Regeneron’s interest in the Joint Intellectual Property the right to (i) fulfill its Manufacturing obligations under the Praluent Supply Agreements and (ii) Develop and Commercialize any product that is owned or controlled by Regeneron or any of its Affiliates for use with Praluent Products in the Sanofi Territory. For the further avoidance of doubt, Regeneron retains all rights in Regeneron Core Intellectual Property, Regeneron Background Intellectual Property and Regeneron’s interest in the Joint Intellectual Property not expressly licensed hereunder.
(b)For the avoidance of doubt, Sanofi expressly reserves for itself and its Affiliates and its and their Third Party (sub)licensees under the Sanofi Core Intellectual Property, the Sanofi Background Intellectual Property and Sanofi’s interest in the Joint Intellectual Property the right to (i) fulfill its Manufacturing obligations under the Praluent Supply Agreements and (ii) Develop and Commercialize any product that is owned or controlled by Sanofi or any of its Affiliates for use with Praluent Products in the Regeneron Territory. For the further avoidance of doubt, Sanofi retains all rights in Sanofi Core Intellectual Property, Sanofi Background Intellectual Property and Sanofi’s interest in the Joint Intellectual Property not expressly licensed hereunder.
2.6 Limited Asset Transfer.
(a)Sanofi shall, and shall cause its Affiliates to, and does hereby, assign to Regeneron all of its right, title and interest in and to, and transfer to Regeneron (or its designee), the Transferred U.S. Assets free and clear of any encumbrance, lien or claim of ownership of any Third Party. Without limiting the foregoing, the Parties shall commence the transfer of all Transferred U.S. Assets to Regeneron immediately after the Transition Date or such other time as may be specified in the schedules to the Praluent Transition Services Agreement or as the Parties may otherwise agree in writing with respect to certain Transferred U.S. Assets. For clarity, other than in respect of the Transferred Product Trademarks, this Agreement shall not vest in Regeneron ownership of, or result in any assignment or transfer by Sanofi or its Affiliates to Regeneron of, any rights, title or interest in and to any Patents, Know-How or other intellectual property rights owned or controlled by Sanofi or its Affiliates as of the Transition Date in respect of any Praluent Product, including the Sanofi Background Intellectual Property, Sanofi Core Intellectual Property and any interest of Sanofi in the Joint Intellectual Property, other than pursuant to the Sanofi license grants under Section 2.2 or the rights of reference granted by Sanofi under Section 6.2.
(b)Further Assurances. From time to time after the transfer of the Transferred U.S. Assets to Regeneron in accordance with Section 2.6(a), and for no further consideration except as otherwise provided in the Praluent Transition Services Agreement, Sanofi shall, and shall (i) cause its Affiliates and (ii) use commercially reasonable efforts to cause applicable Third Parties to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be requested by Regeneron to more effectively assign, convey or transfer to or vest in Regeneron and its designee(s), all right, title and interest in and to the Transferred U.S. Assets.
(c)Maintenance of Transferred U.S. Assets Prior to Transfer.
(i) Except as may be required or prohibited by applicable Law or as may be required under any Ancillary Agreement, prior to the transfer of the applicable Transferred U.S. Asset to Regeneron, Sanofi shall, and shall cause its Affiliates and shall use commercially reasonable efforts to cause applicable Third Parties to:
(A)maintain each Transferred U.S. Asset until such time as such Transferred U.S. Asset is transferred to Regeneron pursuant to this Section 2.6, in each case, in substantially the same manner as maintained by or on behalf of Sanofi immediately prior to the Transition Date;
(B)not take or omit to take any action that would reasonably be expected to have a materially adverse effect on any Transferred Approvals or any Regulatory Filings in the Transferred Regulatory Documentation;
(C)not commence, compromise or settle any action, claim, action, suit, audit, assessment, arbitration or proceeding related to the Transferred U.S. Assets; and
(D)not enter into any agreements, make any commitments or make any offer (in writing or otherwise) to take any of the actions described in this Section 2.6(c), except as may be agreed to in writing by the Parties.
(ii) Notwithstanding anything to the contrary in Section 2.6(c)(i), Sanofi may, and may cause its Affiliates and applicable Third Parties to, take reasonable actions in compliance with applicable Laws or, to the extent consistent with Sanofi’s actions in respect of its business generally, as necessary to respond to operational emergencies (including any measures in response to any Force Majeure event) or immediate and material threats to the health or safety of natural Persons or the overall economic stability of the businesses of Sanofi, its Affiliates or such applicable Third Parties, as the case may be, provided that such actions taken in respect of such emergencies, events or threats shall not relieve Sanofi of its obligations under Section 2.6(c)(i) for any longer time than is necessary in light of such emergencies, events or threats.
(d)Wrong Pockets. If either Regeneron or Sanofi becomes aware that (i) any of the Transferred U.S. Assets has not been transferred to Regeneron or (ii) any right, record or other asset owned by Sanofi or any of its Affiliates, including any contract, Trademark, Approval, Domain Name, physical inventory, or Regulatory Filing (for clarity, other than any Patents, Know-How or Copyrights) that (A) exclusively relates to the Existing Praluent Product in the Regeneron Territory, (B) is not contained in the Transferred U.S. Assets and (C) is not otherwise transferred hereunder or under any Ancillary Agreements, in each case ((i) and (ii)) it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, take all actions reasonably necessary to ensure that such right, asset or record is assigned and transferred, with any reasonably necessary prior Third Party consent or approval, to Regeneron. Without limiting the foregoing, if either Regeneron or Sanofi becomes aware that any right, record or other asset owned or Controlled by Sanofi or any of its Affiliates that relates (but does not exclusively relate) to the Existing Praluent Product in the Regeneron Territory and has not otherwise been transferred or made available to Regeneron, it shall notify the other Party in writing and the Parties shall take all actions reasonably necessary to provide Regeneron with the benefit of such right, record or other asset to the extent necessary for the U.S. Praluent Product Business and Sanofi shall provide Regeneron a copy of such record, which may be redacted as necessary to remove information that does not relate to the Existing Praluent Product in the Regeneron Territory. Notwithstanding anything to the contrary in this Agreement, this Section 2.6(d) sets forth Regeneron’s sole and exclusive remedy for Sanofi’s inadvertent failure to identify or transfer any Transferred U.S. Asset to Regeneron under this Section 2.6.
2.7 Transition Costs. Except as expressly set forth in the Praluent Transition Services Agreement, each Party shall bear its own costs and expenses incurred in connection with its or its vendors’ and collaborators’ transition of activities (including any necessary termination of any agreement between such Party or any of its Affiliates and a Third Party relating to the Commercialization of the Praluent Products in the Regeneron Territory) and responsibilities pursuant to this Agreement and the schedules to the Praluent Transition Services Agreement.
2.8 Certain Contract Services. On the request of either Party, the Parties shall negotiate in good faith the terms of one or more commercial services agreements (each, a “Praluent Services Agreement”) pursuant to which a Party may, to the extent provided for under this Agreement, perform certain services for the other Party with respect to the Praluent Products, including Regeneron providing the bioanalytical testing services contemplated in Section 4.7 or a Party conducting certain Other Existing Trials for the other Party. The Parties’ FTE-based costs and Out-of-Pocket Costs in connection with any such services shall be [* * *].
ARTICLE 3
ALLIANCE MANAGEMENT AND JOINT PRALUENT COMMITTEE
3.1 Alliance Management. Each of the Parties shall appoint a single individual to act as a single point of contact between the Parties for matters requiring coordination under this Agreement (each, an “Alliance Manager”) during the Royalty Term. The Alliance Managers: (a) will be the point of first referral in all matters of conflict resolution with respect to this Agreement; (b) will identify and bring issues and potential disputes to the attention of the Parties’ in a timely manner; (c) will work together to manage and facilitate communication between the Parties under this Agreement; and (d) shall have such other responsibilities as the Parties may agree in writing. A Party may replace the individual serving as its Alliance Manager at any time by notice in writing to the other Party. The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.
3.2 Joint Praluent Committee. Within thirty (30) days after the Execution Date, the Parties shall establish a joint Praluent committee (the “Joint Praluent Committee” or “JPC”), which shall have the following responsibilities:

(a)overseeing the performance of the Global Clinical Trials and serving as a forum for the Parties to discuss matters with respect thereto;
(b)serving as a forum for the Parties to exchange and discuss Existing Trials Information;
(c)serving as a forum for the Parties to provide the clinical trial and Commercialization updates contemplated by Section 4.8 and Section 5.3, respectively; and
(d)performing such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
3.3 Composition; Meetings; Disbandment; Limitations on Authority.
(a)Composition. The JPC shall be comprised of three (3) representatives from each of Sanofi and Regeneron or such other number of representatives from each Party as the Parties may agree from time to time, provided that the Parties shall provide an equal number of representatives. A Party may change any of its representatives at any time by giving written notice to the other Party.
(b)Meetings. The JPC shall meet whenever any Alliance Manager shall make such a request in writing to the other Party; provided, however, that the JPC shall in no event meet less frequently than (i) once every [* * *] while any of the Global Clinical Trials is ongoing or (ii) thereafter, once per Calendar Year or with such other frequency as may be agreed by the Parties. Each Party shall be responsible for all of its own costs and expenses of participating in the JPC. Subject to appropriate confidentiality undertakings where applicable, additional participants may be invited by any member of the JPC to attend meetings where appropriate (e.g., representatives of industrial affairs, regulatory affairs or outside consultants). The Alliance Managers shall (A) set meeting agendas, provided that the agenda shall include any matter reasonably requested by either Party, (B) call emergency meetings of the JPC at the request of a Party and (C) be responsible for recording, preparing and, within a reasonable time, issuing minutes of the JPC meetings.
(c)Disbandment. Upon completion of all activities in connection with Global Clinical Trials, either Party shall have the right to request that the other Party consent to the disbandment of the JPC, such consent not to be unreasonably withheld, conditioned or delayed. Following disbandment of the JPC, any coordination activities or updates between the Parties will be supervised and handled through the Alliance Managers through appropriate written reports or other materials.
(d)Limitations on Authority. The JPC shall be a consultative body and shall not have any independent decision-making authority. Without limiting the generality of the foregoing, the JPC shall not have any authority to: (i) amend, modify, or waive compliance with this Agreement or any Ancillary Agreements, any of which shall require mutual written agreement of the Parties; (ii) interpret this Agreement or any Ancillary Agreement, or determine whether or not a Party has met its obligations under this Agreement or any Ancillary Agreement or whether or not a breach of this Agreement or any Ancillary Agreement has occurred; or (iii) require either Party to pay, or otherwise expend resources on any Development, Manufacturing or Commercialization activities.
3.4 Cooperation Generally. As long as a Party, its Affiliates or its or their Sublicensees Develop, Manufacture or Commercialize the Praluent Compound or any Praluent Product, such Party shall cooperate in good faith and timely answer any reasonable request for information, or reasonable solicitation, by the other Party in connection with such first Party’s Development, Manufacturing or Commercialization activities, either through or outside the Joint Praluent Committee, including after the disbandment thereof, to the extent that such request or solicitation reasonably relates to (a) if the requesting Party is Regeneron, the U.S. Praluent Product Business or (b) if the requesting Party is Sanofi, the ROW Praluent Product Business.
ARTICLE 4
DEVELOPMENT
4.1 Development of Praluent Products. Subject to the terms and conditions of this Agreement and the Praluent Transition Services Agreement and the Praluent Pharmacovigilance Transition Services Agreement, other than the Global Clinical Trials or as set forth for the Other Existing Trials on Schedule 4.3, each Party shall be solely responsible and have decision-making authority for all aspects of the Development of the Praluent Products undertaken in connection with (a) if such Party is Regeneron, the U.S. Praluent Product Business or (b) if such Party is Sanofi, the ROW Praluent Product Business, and shall bear all costs and expenses related thereto. Without limiting either Party’s obligations under any Safety Data Exchange Agreement contemplated by Section 6.4 that is then in effect, and other than with respect to Global Clinical Trials pursuant to Section 4.2, neither Party shall have the obligation to pursue the Development of any Praluent Product in its Territory and may discontinue such Development at its sole discretion.
4.2 Global Clinical Trials.
(a)Schedule 4.2(a) lists the global clinical trials ongoing as of the Transition Date that the Parties shall jointly complete (the “Global Clinical Trials”) in accordance with any applicable Global Development Plans (as defined under the LCA) in effect under the LCA immediately prior to the Transition Date. Each Party shall use commercially reasonable efforts to carry out the Development activities assigned to it under such Global Development Plans in connection with such Global Clinical Trials in a timely manner and conduct all such activities in compliance with applicable Laws, including Good Practices, and applicable protocols and budgets for such Global Clinical Trials as in effect as of immediately prior to the Transition Date. Amendments to any such Global Development Plan or Global Clinical Trial protocol or budget shall [* * *].
(b)The Parties agree to share Global Trial Costs incurred by or on behalf of either Party in connection with the Global Clinical Trials after the Transition Date on a [* * *] basis such that the owing Party will pay such amounts to the other Party so that, after such payment, each Party has incurred its share of the Global Trial Costs for the considered period. Within twenty (20) days following the end of each Calendar Quarter during which a Party incurs any Global Trial Costs in connection with a Global Clinical Trial, such Party shall deliver to the other Party an estimate of such Global Trial Costs. Within thirty (30) days following the end of each Calendar Quarter during which a Party incurs any Global Trial Costs in connection with a Global Clinical Trial, such Party shall deliver to the other Party a report providing detail in respect of such Global Trial Costs sufficient to enable the other Party to verify the amount of such Global Trial Costs (a “Global Trial Cost Report”).
(c)Based on the applicable Global Trial Cost Report, the Party having a credit over the other Party shall submit an invoice to such other Party for the total amount that such other Party is obligated, pursuant to Section 4.2(b), to pay to such Party in respect of the Global Trial Costs reflected in such Global Trial Cost Report, and such other Party shall pay such invoice no later than forty-five (45) days after receipt thereof. Each such payment shall be subject to the provisions of Section 8.7 through Section 8.12.
4.3 Other Existing Trials. Schedule 4.3 sets forth, for each Other Existing Trial that is active as of the Transition Date, (a) whether such Other Existing Trial shall be continued following the Transition Date or wound-down, (b) which Party shall have the right or responsibility to continue or wind-down, as applicable, such Other Existing Trial, (c) the allocation between the Parties of any costs and expenses with respect to the activities described in clause (b) and (d) whether sponsorship of such Other Existing Trial will be transferred from one Party to the other Party. Each Party shall conduct its activities, if any, with respect to each Other Existing Trial set forth in Schedule 4.3 in accordance with applicable Law and, in the case of any Other Existing Trial that is to be wound-down, with due regard for patient safety and the rights of any subjects that are participants in such Other Existing Trial. Except as otherwise set forth on Schedule 4.3 with respect to allocation of applicable costs and expenses, for any Other Existing Trial in respect of which a Party continues to perform activities on behalf of the other Party after the Transition Date, the terms and conditions set forth in Sections 4.2(b) and 4.2(c) shall apply mutatis mutandis to the reporting and payment of FTE-based costs by one Party to the other Party in respect of such Other Existing Trial. For any Other Existing Trial for which sponsorship is, as set forth in Schedule 4.3, to be transferred from one Party to the other Party, each Party shall, at its own cost and expense, reasonably cooperate with the other Party in order to effect such transfer, including to notify the relevant hospital authority that such sponsorship has changed.
4.4 Supply for Certain Investigator-Initiated Studies. Regeneron shall be responsible for the Manufacture and supply of Finished Clinical Product for use as clinical trial material in the Other Existing Trials listed on Schedule 4.4 consistent with the practices observed by Regeneron immediately prior to the Transition Date and in accordance with the terms and conditions applicable to the supply of such Finished Product prior to the Transition Date.
4.5 Development Records. Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner in accordance with its internal practices and standard operating procedures, complete and accurate Development records with respect to activities initiated under the LCA in respect of the Praluent Compound or the Praluent Products, including with respect to the Existing Trials; provided that neither Party shall be deemed to have breached its obligations under this Section 4.5 with respect to periods prior to the Transition Date to the extent that such obligations would not have applied to such Party under the LCA. Such records shall (a) include sufficient detail to verify compliance with such Party’s obligations under this Agreement or the LCA, as applicable, (b) be appropriate for patent and regulatory purposes, (c) be in compliance with applicable Law, (d) properly reflect all work done and results achieved in the performance of such Development activities and (e) in the case of such records as relate to a clinical trial, record only activities relating to such clinical trial and not include or be commingled with records of activities outside the scope of such clinical trial. Either Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records maintained pursuant to this Section 4.5 to the extent that such review is consistent with the licenses and rights of reference granted to such Party under Section 2.1, Section 2.2 or Section 6.2, as applicable; provided, however, that such Party shall maintain such records so disclosed in confidence in accordance with Article 13. Without limiting the foregoing, upon a Party’s reasonable request for the other Party to provide copies of any particular items within such records, such other Party shall provide such copies to such first Party to the extent that doing so is consistent with the licenses and rights of reference granted to such Party under Section 2.1, Section 2.2 or Section 6.2, as applicable; provided, however, that such Party shall maintain such copies so disclosed in confidence in accordance with Article 13. If either Party desires to no longer maintain any such records in such Party’s custody, then such Party shall notify the other Party of such desire, and such other Party shall have thirty (30) days after receipt of such notice to take custody of any such records at such other Party’s sole cost and expense. If such other Party does not take custody of such records within such thirty (30)-day period, then such first Party shall have the right to destroy such records.
4.6 Human Biological Materials. Promptly following the Transition Date, the Parties shall discuss in good faith procedures and allocation of Out-of-Pocket Costs for the storage, and provision by one Party to the other Party, of any biological materials of human origin in the custody of such first Party that were collected or otherwise obtained in connection with (a) any clinical activities with respect to any Praluent Product conducted under the LCA prior to the Transition Date or (b) any Existing Trials (whether prior to or on or after the Transition Date) (“Human Biological Materials”). Each Party shall, upon the other Party’s reasonable request and to the extent not prohibited by any applicable informed consent form or Law, make available to the requesting Party a reasonable quantity (which shall be determined based on the Parties’ needs with respect to such materials), of any Human Biological Materials in the custody of such Party. The Party making such a request to receive Human Biological Materials shall pay any and all Out-of-Pocket Costs to be incurred by the shipping Party or its Affiliates in connection with the shipment of the Human Biological Materials, based on a quote for such shipping services provided by the shipping Party to the requesting Party. Each Party agrees that it shall use the Human Biological Materials in compliance with applicable Law and any applicable informed consent form. If either Party desires to no longer maintain any Human Biological Materials in such Party’s custody, then, subject to applicable Law and any applicable informed consent form, such Party shall notify the other Party of such desire, and such other Party shall have sixty (60) days after receipt of such notice, or such longer period agreed between the Parties, to notify such Party that such other Party desires to take custody of such Human Biological Materials. If such other Party provides such notice within such period, then the Parties shall, subject to applicable Law and any applicable informed consent form, cooperate in good faith to transfer such Human Biological Materials into such other Party’s custody at such other Party’s sole cost and expense. If such other Party does not provide such notice within such sixty (60) day period (or such longer period as may be agreed by the Parties), the first Party shall from and after the end of such period have the right, subject to applicable Law and any applicable informed consent form, to destroy such Human Biological Materials.

4.7 Bioanalytical Testing of Sanofi Samples. Notwithstanding anything to the contrary in this Agreement (including Section 4.1(b)), as between the Parties, [* * *].
4.8 Clinical Trial Updates and Notices. Each Party will, in connection with meetings of the JPC, provide updates on any Existing Trials and notice, to the extent not previously provided, of any clinical trials in respect of the Praluent Compound or Praluent Products expected to be initiated by it and its Affiliates during the following [* * *] period in the Territory. Each such update shall also contain information regarding (a) the status of Marketing Approvals of each Existing Praluent Product in the Territory and (b) the results of any Existing Trial not previously exchanged between the Parties.
ARTICLE 5
COMMERCIALIZATION
5.1 Commercialization of Praluent Products. Subject to the terms and conditions of this Agreement, each Party shall have the sole responsibility and decision-making authority with respect to the Commercialization of the Praluent Products in such Party’s Territory, at such Party’s sole cost and expense. For clarity, neither Party shall have an obligation to Commercialize any Praluent Product anywhere in the Territory and neither Party shall be obligated to participate in any joint or global Commercialization activities for any Praluent Product. Each Party shall retain the right to attend any medical congress or similar events in the other Party’s Territory and nothing herein shall be construed to prohibit either Party from attending any such medical congress or similar event anywhere in the Territory.
5.2 Booking of Sales and Praluent Product Distribution. As of the Transition Date, subject to the Praluent Transition Services Agreement, (a) each Party, its Affiliates and its and their Sublicensees shall invoice and book, and appropriately record, all sales of Praluent Products in such Party’s Territory and (b) each Party (or its Affiliate) shall also be responsible for (i) the distribution of Praluent Products in its Territory and for paying Medicaid (if applicable) and any and all other governmental rebates that are due and owing with respect to the Praluent Products distributed by or on behalf of such Party, its Affiliates or its or their Sublicensees in its Territory, (ii) handling all other rebates, returns or chargebacks of Praluent Product sold under this Agreement in its Territory and (iii) handling all aspects of ordering, processing, invoicing, collection, receivables and returns with respect to Praluent Product in its Territory.
5.3 Commercialization Updates. Each Party will, in connection with meetings of the JPC, provide updates on any Commercialization activities undertaken by or on behalf of such Party with respect to the Praluent Products in [* * *] since the preceding meeting (or, in the case of the first meeting of the JPC, since the Transition Date) that such Party reasonably determines could have a material impact on the other Party’s Development or Commercialization of any Praluent Product or on any Marketing Approvals in such other Party’s Territory. Without limiting the foregoing, if a Party plans to withdraw a Marketing Approval for a Praluent Product in the Regeneron Territory, in the case of Regeneron, or in [* * *], in the case of Sanofi, such Party shall provide prior written notice of such withdrawal to the other Party at least [* * *] days in advance of such withdrawal. For the avoidance of doubt, the updates and notices provided pursuant to this Section 5.3 are for informational purposes only and do not grant the receiving Party the right to comment on, approve or object to the update or notice provided by the other Party. A Party’s inadvertent failure to provide to the other Party any update or notice described in this Section 5.3 shall not be grounds for termination by such other Party.
5.4 Medical and Consumer Inquiries. Subject to the Praluent Transition Services Agreement or Praluent Pharmacovigilance Transition Services Agreement, and except to the extent related to Development responsibilities allocated to a Party pursuant to Article 4, each Party shall have sole responsibility for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Praluent Products in such Party’s Territory. Subject to the Praluent Pharmacovigilance Transition Services Agreement or Praluent Transition Services Agreement, each Party shall refer to the other Party all such questions or inquiries that it receives about any Praluent Product pertaining to the other Party’s Territory (other than with respect to the Development responsibilities allocated to such first Party pursuant to Article 4) or relating to Development responsibilities allocated to such other Party pursuant to Article 4.
5.5 Market Exclusivity Extensions. Each Party shall have the exclusive right but not the obligation to maintain, and, to the extent available, legally extend, the period of time during which, in any country in such Party’s Territory, (a) such Party, or any of its Affiliates or its or their Sublicensees, has the exclusive legal right, whether by means of a Patent or through other rights granted by a Governmental Authority in such country, to Commercialize the Praluent Products in such country, and (b) no generic equivalent of any Praluent Product is marketed in such country.
5.6 Promotional Materials.
(a)Without limiting Section 2.1 or Section 2.2, each Party shall have the right to use any Promotional Materials in such Party’s possession as of the Transition Date (or, in the case of Regeneron, that are transferred to Regeneron as part of the Transferred U.S. Assets) solely for the purpose of Commercializing the Praluent Products in such Party’s Territory.
(b)Except with respect to any Transferred Promotional Materials, each Party shall be responsible, at its sole cost and expense, for preparing and producing Promotional Materials for use in its Territory and such Promotional Materials shall bear the corporate name and logo of the promoting Party only.
(c)For clarity, neither Party shall have any right or obligation to review Promotional Materials of the other Party and neither Party shall be entitled to reproduce, distribute, create derivative works based on (including translations thereof), publicly perform, publicly display or otherwise use any Promotional Materials, educational or training materials or other materials relating to the Commercialization of the Praluent Products that are created by or on behalf of the other Party after the Transition Date.
5.7 Market Access; Pricing Approvals; Re-Sale Price. Each Party shall be solely responsible for market access activities and shall be free to file for NDCs and Pricing Approvals and determine the price(s) at which Praluent Products shall be sold in such Party’s Territory, subject to any NDCs, Pricing Approvals or other requirements imposed by any applicable Law.
5.8 Cross-Territory Sales. During the Royalty Term:

(a)Each Party undertakes and covenants, for itself, its Affiliates, (sub)licensees and distributors not to directly solicit, advertise, sell, distribute, consign for sale, or otherwise promote the Praluent Products outside its Territory.
(b)Each Party shall use commercially reasonable efforts to ensure that the quantities of Praluent Product sold in its Territory are not exported outside its Territory.
(c)Without limiting the generality of the foregoing, neither Party shall sell any quantity of Praluent Product to a distributor if it knows, or has reason to believe, that such distributor intends to export such Praluent Product into the other Party’s Territory or otherwise intends to facilitate the use of such Praluent Product outside its Territory.
(d)In the event that Regeneron, its Affiliates or its or their Sublicensees [* * *]. For clarity, this Section 5.8(d) does not grant Regeneron, its Affiliates and its and their Sublicensees any license rights under the Sanofi Background Intellectual Property, the Sanofi Core Intellectual Property or Sanofi’s interest in the Joint Intellectual Property in the Sanofi Territory beyond the license grants expressly set forth in Section 2.2. [* * *]. For clarity, this Section 5.8(d) does not grant Sanofi, its Affiliates and its and their Sublicensees any license rights under the Regeneron Background Intellectual Property, the Regeneron Core Intellectual Property or Regeneron’s interest in the Joint Intellectual Property in the Regeneron Territory beyond the license grants expressly set forth in Section 2.1.
ARTICLE 6
REGULATORY AFFAIRS
6.1 Ownership of Approvals and Regulatory Filings. Except to the extent prohibited by applicable Law or as provided in any Praluent Supply Agreement, as between the Parties, each Party shall own all Approvals and Regulatory Filings with respect to its Manufacture, Development or Commercialization of Praluent Products (including the Praluent Compound) conducted in accordance with the terms and conditions of this Agreement (including the licenses and other rights granted to such Party).
6.2 Rights of Reference; Sanofi ROR Authorizations; DAI Design History File; Separate INDs.
(a)Sanofi and its Affiliates shall have, and Regeneron (on behalf of itself and its Affiliates) hereby grants to Sanofi and its Affiliates, the right to access and reference (with the right to grant further rights of reference pursuant to Section 2.3) all regulatory documentation (including all Regulatory Filings and Approvals) Controlled by Regeneron (or its Affiliates) that is related to any Existing Praluent Product for any Existing Indication solely as necessary to exercise Sanofi’s rights under the license grants set forth in Section 2.1 or necessary or useful to obtain Approval for any of Sanofi’s or its Affiliates’ products for use in combination with any Existing Praluent Product. Promptly upon the request of Sanofi, Regeneron or its Affiliate shall, to the extent such request is consistent with the foregoing rights to access and reference, submit a letter of authorization to the applicable Regulatory Authority (and take such actions or make such other filings) in order to permit any such regulatory documentation (including all

Regulatory Filings and Approvals) to be incorporated by reference by Sanofi, its Affiliates or its or their Sublicensees in their Regulatory Filings.
(b)Regeneron and its Affiliates shall have, and Sanofi (on behalf of itself and its Affiliates) hereby grants to Regeneron and its Affiliates, the right to access and reference (with the right to grant further rights of reference pursuant to Section 2.3) all regulatory documentation (including all Regulatory Filings and Approvals) Controlled by Sanofi (or its Affiliates) that is related to any Existing Praluent Product for any Existing Indication solely as necessary to exercise Regeneron’s rights under the license grants set forth in Section 2.2 or necessary or useful to obtain Approval for any of Regeneron’s or its Affiliates’ products for use in combination with any Existing Praluent Product. Promptly upon the request of Regeneron, Sanofi or its Affiliate shall, to the extent such request is consistent with the foregoing rights to access and reference, submit a letter of authorization to the applicable Regulatory Authority (and take such actions or make such other filings) in order to permit any such regulatory documentation (including all Regulatory Filings and Approvals) to be incorporated by reference by Regeneron, its Affiliates or its or their Sublicensees in their Regulatory Filings.
(c)Sanofi ROR Authorizations; DAI Design History File.
(i) With respect to each Sanofi ROR Authorization on which the BLA relies that is not partially assignable or transferable to Regeneron for use in connection with the U.S. Praluent Product Business (or entirely to the extent exclusively relating to the U.S. Praluent Product Business) without the consent of a Third Party, Sanofi shall use diligent efforts to facilitate Regeneron obtaining a corresponding right to access and reference directly from the applicable Third Party.
(ii) Without limiting Section 6.2(c)(i), if any Sanofi ROR Authorization that is necessary or useful for the Manufacture or use of [* * *]. Promptly upon the request of Regeneron, Sanofi or its Affiliate shall, to the extent such request is consistent with the foregoing rights to access and reference, submit a letter of authorization to the applicable Regulatory Authority (and take such actions or make such other filings) as necessary in order to permit any such regulatory documentation to be incorporated by reference by Regeneron, its Affiliates or its or their Sublicensees in their Regulatory Filings.
(iii) For the avoidance of doubt, nothing in this Section 6.2(c) shall be construed to require Sanofi to transfer to Regeneron [* * *].
(d)Subject to the rights of reference granted under this Section 6.2, each Party shall be solely responsible for obtaining and maintaining any IND or other Approval required for such Party to conduct any Development activities performed by such Party, including with respect to any Development activities permitted to be conducted in the other Party’s Territory, it being understood, however, that Regeneron shall be responsible for maintaining the IND or any other Transferred Approvals required for either Party to conduct Development activities relating to or in connection with the Existing Trials.
6.3 Regulatory Activities.

(a)Subject to the remainder of this Section 6.3 and Section 13.3(c) and subject to the Praluent Transition Services Agreement and the Praluent Pharmacovigilance Transition Services Agreement, each Party shall be solely responsible for, and shall have sole decision-making authority with respect to, all regulatory strategy and actions, including preparing communications and filings with and submissions (including supplements and amendments thereto) to, and attending meetings with, the applicable Regulatory Authority(ies), in each case with respect to such Party’s Development and Commercialization activities conducted in accordance with the terms and conditions of this Agreement (including the licenses and other rights granted to such Party), provided that Regeneron may not, until the [* * *] anniversary of the Transition Date, [* * *]. Each Party shall provide the other Party (i) copies of all material submissions with respect to any Praluent Product to the FDA, in respect of Regeneron’s submissions, and the EMA or PMDA, in respect of Sanofi’s submissions, in each case reasonably in advance of such Party’s submission thereof and (ii) copies of all material correspondence with respect to any Praluent Product received from such Regulatory Authorities promptly following receipt of such correspondence. If a Party becomes aware that a copy of any such submission or correspondence has not been provided in accordance with the foregoing sentence, it shall promptly notify the other Party in writing and the applicable Party shall, as soon as reasonably practicable, provide such copy to the Party to whom such copy is owed. Notwithstanding anything to the contrary in this Agreement, the immediately preceding sentence sets forth each Party’s sole and exclusive remedy for the other Party’s inadvertent failure to provide such copies. With respect to any filing, correspondence or communications by a Party with a Regulatory Authority anywhere in the Territory, including submission of additional data regarding a Praluent Product, that would reasonably be expected to materially impact (i) if the other Party is Regeneron, the U.S. Praluent Product Business or (ii) if the other Party is Sanofi, the ROW Praluent Product Business, in either case ((i) or (ii)), the Parties shall cooperate in good faith to coordinate with each other to ensure consistent messaging with respect thereto.
(b)Subject to the remainder of this Section 6.3(b) and Section 13.3(c) and subject to any applicable Praluent Supply Agreement, each Party shall be solely responsible for, and shall have sole decision-making authority with respect to, all regulatory strategy and actions, including preparing communications and filings with and submissions (including supplements and amendments thereto) to, and attending meetings with, the applicable Regulatory Authority(ies) anywhere in the Territory, in each case, with respect to such Party’s Manufacturing activities with respect to any Praluent Compound or Praluent Product. For purposes of this Section 6.3(b), “Manufacturing Party” shall mean, (i) Regeneron for so long as Regeneron is Manufacturing and supplying Formulated Drug Substance to Sanofi pursuant to the Praluent Substance Supply Agreement and (ii) Sanofi for so long as Sanofi is Manufacturing and supplying Finished Product to Regeneron pursuant to the Finished Product Supply Agreement. Notwithstanding the foregoing, with respect to each Manufacturing Party, for so long as such Manufacturing Party is a Manufacturing Party, the other Party (the “Non-Manufacturing Party”) shall consult with the Manufacturing Party with respect to any portion of any Regulatory Filing, submission or other communication (including any response to a question from a Regulatory Authority) anywhere in the Territory by or on behalf of the Non-Manufacturing Party relating to the Manufacturing Party’s Manufacture of, with respect to Regeneron as the Manufacturing Party, Formulated Drug Substance pursuant to the Praluent Substance Supply Agreement, and with respect to Sanofi as the Manufacturing Party, Finished Product pursuant to the Finished Product Supply Agreement and shall provide a draft thereof to the Manufacturing Party (including an English translation if such draft is not in English) at least thirty (30) days (or, with respect to a submission or communication other than a Regulatory Filing, ten (10) days or such shorter period as may be required with respect to any question from a Regulatory Authority) prior to the date that such submission or communication is required to be made to the applicable Regulatory Authority for the Manufacturing Party’s review and comment and shall consider in good faith any comments timely provided by the Manufacturing Party to the Non-Manufacturing Party in respect of such draft.
6.4 Pharmacovigilance and Safety Data Exchange. To ensure continuity in the exchange of necessary safety and pharmacovigilance information regarding the Praluent Products Developed and Commercialized under this Agreement and prompt communication of notifications and compliance with reporting obligations to Regulatory Authorities, the Parties have entered, on the Execution Date, into the Praluent Pharmacovigilance Transition Services Agreement and the new Safety Data Exchange Agreement in the form attached hereto as Exhibit 6.4 (the “Safety Data Exchange Agreement”). Subject to the terms and conditions of the Praluent Pharmacovigilance Transition Services Agreement, the Parties shall comply with their respective obligations and responsibilities assigned under the Safety Data Exchange Agreement.
6.5 Regulatory Inspection or Audit. Each Party shall cooperate with the other Party and any Regulatory Authority in the Territory during an inspection or audit to the extent relating to (a) any of the Existing Trials or (b) any other clinical Development under the LCA in respect of the Praluent Compound or the Praluent Products, in each case including by allowing, to the extent practicable, a representative of the other Party to be present during the applicable portions of such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which the receiving Party will immediately provide to the other Party), the Party in receipt of the observations will prepare any appropriate responses that concern the Praluent Products, provided that the other Party shall have the right to review and comment on such responses, except to the extent such responses contain information for which the Party in receipt of the observation owes an obligation of confidentiality to a Third Party, and such Party shall consider in good faith the comments made by such other Party. In the event that the Parties disagree concerning the form or content of a response, the Party that received the observations shall decide the appropriate form and content of the response. Regulatory inspections and audits pertaining to either Party’s Manufacturing facilities shall be governed by the Praluent Substance Supply Agreement or the Finished Product Supply Agreement, as applicable. Without limiting the foregoing, each Party (and its Third Party subcontractors) shall, for so long as Manufacture under an applicable Praluent Supply Agreement is ongoing, notify the other Party within twenty-four (24) hours after receipt of notification from a Regulatory Authority of the intention of such Regulatory Authority to audit or inspect facilities being used or proposed to be used for the Manufacture of Praluent Product by or on behalf of such Party for such other Party under such Praluent Supply Agreement.
6.6 Recalls and Other Corrective Actions.

(a)Notice. Each Party shall notify the other Party promptly (but in no event later than forty-eight (48) hours) following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of any Praluent Product in such Party’s Territory that (i) would reasonably be expected to materially impact (A) if such other Party is Regeneron, the U.S. Praluent Product Business or (B) if such other Party is Sanofi, the ROW Praluent Product Business, (ii) relates to Praluent Product sold before the Transition Date or (iii) (A) if such other Party is Regeneron, is being implemented with respect to Formulated Drug Substance supplied by Regeneron to Sanofi under the Praluent Substance Supply Agreement or (B) if such other Party is Sanofi, is being implemented with respect to Finished Product supplied by Sanofi to Regeneron under the Finished Product Supply Agreement (any recall, market suspension or market withdrawal described in clauses (i), (ii) or (iii), a “Selected Recall”), and, in any case ((i), (ii) or (iii)), shall include in such notice the reasoning behind such determination and any supporting facts.
(b)Implementation. As between the Parties, a Party shall have the right to make the final determination whether to voluntarily implement, and shall have operational responsibility for implementation of, any recall, market suspension or market withdrawal of Praluent Product in its Territory; provided that operational responsibility for implementation of any recall, market suspension or market withdrawal of any Praluent Product in the Regeneron Territory bearing Sanofi’s NDC shall be governed by the Praluent Transition Services Agreement or the Praluent Pharmacovigilance Transition Services Agreement; provided further that, prior to any implementation of a Selected Recall, such Party shall consult with the other Party and shall consider the other Party’s comments in good faith. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in a Party’s Territory, as between the Parties, such Party shall have the right to make the final determination to implement such recall, market suspension or market withdrawal.
(c)Costs. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 6.6, (i) to the extent such recall, market suspension or market withdrawal is attributable to conduct occurring prior to the Transition Date, the Recall Costs of any recall, market suspension or market withdrawal will be shared in the same proportions as if such Recall Costs were Other Shared Expenses (as defined in the LCA) under the LCA as of immediately prior to the Transition Date and (ii) subject to any further allocation under any applicable Praluent Supply Agreement, to the extent such recall, market suspension or market withdrawal is attributable to conduct occurring after the Transition Date and to the extent not constituting Third Party Claims covered by Section 14.1, the Recall Costs of any recall, market suspension or market withdrawal will be borne [* * *]. The payment of such Recall Costs shall be subject to the provisions of Section 8.7 through Section 8.12, except to the extent addressed in the Praluent Transition Services Agreement or the Praluent Pharmacovigilance Transition Services Agreement, in which case it shall be subject to the applicable provisions thereof.
(d)Correspondence or Public Announcements. Notwithstanding the provisions of this Article 6 or Article 13, each Party shall provide the other Party with copies of any proposed correspondence with Regulatory Authorities or any proposed public announcement, in each case, related to any voluntary or mandated recall, market suspension or market withdrawal of any Praluent Product in such Party’s Territory for the other Party’s review and comment prior to such Party making or disclosing any such correspondence or public announcement if such recall, market suspension or market withdrawal constitutes a Selected Recall. Without limiting the foregoing, each Party shall provide the other Party with copies of any correspondence sent to or received from Regulatory Authorities or any issued public announcement, in each case, related to any Selected Recall.
(e)Miscellaneous. Each Party shall consider any comments made by the other Party pursuant to this Section 6.6 in good faith. Notwithstanding anything herein to the contrary, in the event of any inconsistency between this Section 6.6 and the terms and conditions of any applicable quality agreement that is an exhibit to any Praluent Supply Agreement or the Safety Data Exchange Agreement, the terms of such quality agreement or Safety Data Exchange Agreement, as applicable, shall control.
ARTICLE 7
TECHNOLOGY TRANSFER - MANUFACTURING AND SUPPLY
7.1 Manufacturing Generally. Notwithstanding the terms and conditions of the Praluent Supply Agreements, it is the Parties’ intention to transfer responsibility for the Manufacture of all forms of Praluent Products (and of the constituents thereof) to (a) Sanofi for all clinical and commercial requirements of Praluent Products with respect to Development and Commercialization activities of Sanofi, its Affiliates and its and their Sublicensees and (b) Regeneron for all clinical and commercial requirements of Praluent Products with respect to Development and Commercialization by Regeneron, its Affiliates and its and their Sublicensees, in each case ((a) and (b)) pursuant to the terms and conditions of this Agreement. The Parties shall cooperate diligently toward that goal in accordance with the terms and conditions of [* * *] the Drug Substance Tech Transfer Plan referred to in Section 7.3.
7.2 [* * *].
(a)[* * *]. Each Party shall appoint a technology transfer coordinator to serve as a single point of contact with respect to the Parties’ activities [* * *]. No later than [* * *] prior to the date on which Regeneron desires to initiate the Finished Product technology transfer, Regeneron shall notify Sanofi in writing regarding Regeneron’s choice of Manufacturing site or contract manufacturing organization for the Manufacture by or on behalf of Regeneron of Finished Product from Formulated Drug Substance (“Regeneron Manufacturing Site Notice”). Within [* * *] days following Sanofi’s receipt of the Regeneron Manufacturing Site Notice, the Parties shall [* * *]. Each Party shall use commercially reasonable efforts to perform its activities [* * *] within the anticipated timelines, and Regeneron shall use commercially reasonable efforts to enable it to accept the Finished Product technology transfer, including obtaining and making available such information, personnel, products, materials, services, facilities and other resources as reasonably necessary to implement such technology transfer. Provided that Sanofi has complied with its obligations under this Section 7.2(a) [* * *], Sanofi shall not be liable to Regeneron for Regeneron’s inability to Manufacture Finished Product from Formulated Drug Substance [* * *]. Except to the extent specifically set forth in [* * *], the Praluent Transition Services Agreement, the Praluent Pharmacovigilance Transition Services Agreement or this Section 7.2(a), Sanofi shall have no obligation to provide transition or other support with respect to the transfer of Finished Product Manufacture (from Formulated Drug Substance) from Sanofi to Regeneron or its designee.
(b)[* * *], upon Regeneron’s request, Sanofi shall use commercially reasonable efforts to facilitate an introduction and an initial discussion between Regeneron and any Third Party with which Sanofi or its Affiliate has a material Third Party supplier relationship that pertains to the Finished Product (including any delivery devices, e.g., an autoinjector).
7.3 Drug Substance Tech Transfer Plan.
(a)The Parties acknowledge that the activities necessary to enable Sanofi to Manufacture or have Manufactured Formulated Drug Substance have been substantially advanced by the Parties as of the Transition Date and, except for the activities set forth in the Drug Substance Tech Transfer Plan, Sanofi has received the Formulated Drug Substance technology transfer as of the Transition Date. Schedule 7.3(a) is the Manufacturing technology transfer plan setting forth a high-level summary of the Parties’ remaining activities necessary for Sanofi to Manufacture or have Manufactured Formulated Drug Substance, as well as the anticipated starting date and timelines for the completion of such activities (the “Drug Substance Tech Transfer Plan”). Each Party shall appoint a technology transfer coordinator to serve as a single point of contact with respect to the Parties’ activities under the Drug Substance Tech Transfer Plan. Each Party shall use commercially reasonable efforts to perform its activities under the Drug Substance Tech Transfer Plan within the anticipated timelines, and Sanofi shall use commercially reasonable efforts to enable it to accept the remainder of the Formulated Drug Substance technology transfer, including obtaining and making available such information, personnel, products, materials, services, facilities and other resources as reasonably necessary to implement such technology transfer. Provided that Regeneron has complied with its obligations under this Section 7.3(a) and the Drug Substance Tech Transfer Plan, Regeneron shall not be liable to Sanofi for Sanofi’s inability to Manufacture Formulated Drug Substance following completion of the activities contemplated under the Drug Substance Tech Transfer Plan. Except to the extent specifically set forth in the Drug Substance Tech Transfer Plan, the Praluent Transition Services Agreement, the Praluent Pharmacovigilance Transition Services Agreement or this Section 7.3, Regeneron shall have no obligation to provide transition or other support with respect to the transfer of Formulated Drug Substance Manufacture to Sanofi.
(b)As part of the Drug Substance Tech Transfer Plan, upon Sanofi’s request, Regeneron shall use commercially reasonable efforts to facilitate an introduction and an initial discussion between Sanofi and any Third Party with which Regeneron or its Affiliate has a material Third Party supplier relationship that pertains to the Formulated Drug Substance.
7.4 Technology Transfer Costs.
(a)Subject to Section 7.4(b), each Party shall bear all of its and its Affiliates’ costs and expenses incurred in connection with its assigned activities under [* * *] the Drug Substance Tech Transfer Plan (each, a “Tech Transfer Plan” where each Party transferring the Manufacturing process under a Tech Transfer Plan shall be a “Transferor” and each Party implementing such Manufacturing process under a Tech Transfer Plan shall be a “Transferee”).

(b)With respect to each Tech Transfer Plan, the Transferee shall, pursuant to Section 7.4(d), reimburse to the Transferor (i) [* * *] percent ([* * *]%) of the Transferor’s Out-of-Pocket Costs incurred by the Transferor and its Affiliates in connection with the Transferor’s assigned activities under such Tech Transfer Plan and (ii) (A) [* * *] percent ([* * *]%) of the Transferor’s Tech Transfer FTE Costs incurred by the Transferor and its Affiliates in connection with the Transferor’s assigned activities under such Tech Transfer Plan during [* * *] and (B) thereafter, [* * *] percent ([* * *]%) of the Transferor’s Tech Transfer FTE Costs incurred by the Transferor and its Affiliates in connection with the Transferor’s assigned activities under such Tech Transfer Plan.
(c)Within ten (10) days following the end of each Calendar Quarter during which the Transferor or any of its Affiliates incurs any Out-of-Pocket Costs or Tech Transfer FTE Costs in connection with a Tech Transfer Plan for which the Transferee has an obligation to reimburse the Transferor pursuant to Section 7.4(b), the Transferor shall deliver to the Transferee an estimate of such Out-of-Pocket Costs or Tech Transfer FTE Costs. Within thirty (30) days following the end of each Calendar Quarter during which the Transferor or any of its Affiliates incurs any Out-of-Pocket Costs or Tech Transfer FTE Costs in connection with a Tech Transfer Plan for which the Transferee has an obligation to reimburse the Transferor pursuant to Section 7.4(b), the Transferor shall deliver to the Transferee a report providing detail in respect of such Out-of-Pocket Costs or Tech Transfer FTE Costs sufficient to enable the Transferee to verify the amount of such Out-of-Pocket Costs or Tech Transfer FTE Costs (a “Technology Transfer Cost Report”).
(d)Simultaneous with the delivery of a Technology Transfer Costs Report by the Transferor to the Transferee, the Transferor shall submit an invoice to the Transferee for the total amount that the Transferee is obligated, per Section 7.4(b), to reimburse to the Transferor in respect of the Out-of-Pocket Costs and Tech Transfer FTE Costs reflected in such Technology Transfer Costs Report, and the Transferee shall pay such invoice no later than forty-five (45) days after receipt thereof. Each such payment shall be subject to the provisions of Section 8.7 through Section 8.12.
(e)For the avoidance of doubt, any Out-of-Pocket Costs referred to in this Section 7.4 will be [* * *].
7.5 Praluent Supply Agreements. Simultaneously with the execution of this Agreement, the Parties (or their Affiliates) have entered into supply agreements, under which:
(a)Sanofi or its Affiliates shall procure Formulated Drug Substance from Regeneron or its Affiliates (the “Praluent Substance Supply Agreement”); and
(b)Subject to Section 4.4, Regeneron or its Affiliates shall procure Finished Product from Sanofi or its Affiliates (the “Finished Product Supply Agreement”).
7.6 Back-up Supply. The Parties acknowledge that the Praluent Substance Supply Agreement will address the Parties’ rights and obligations in respect of back-up supply of Formulated Drug Substance by Regeneron to Sanofi during the term of the Praluent Substance Supply Agreement.

If after the term of the Praluent Substance Supply Agreement, (a) Sanofi experiences [* * *], (b) Sanofi is [* * *] and (c) Regeneron is [* * *], then, upon Sanofi’s reasonable request (which request shall include Sanofi’s requested quantities of, and delivery dates for, Formulated Drug Substance manufactured [* * *], “Back-Up Request”), Regeneron shall consider Sanofi’s Back-Up Request and within [* * *] Business Days of receiving such request, Regeneron shall [* * *], and (x) if Regeneron [* * *] and (y) if Regeneron [* * *].
7.7 Regeneron Cell Media.
(a)As long as Sanofi is complying with its obligations under Section 2.4(b) and Section 13.3(c), Regeneron hereby grants Sanofi the rights [* * *].
(b)Sanofi shall not, and shall cause its Affiliates not to, (i) use Regeneron Cell Media for any purpose other than to Manufacture the Formulated Drug Substance for purposes of Commercializing Praluent Products in the Sanofi Territory (including any Development in support of such Commercialization) or (ii) transfer Regeneron Cell Media to any Third Party other than a Third Party contract manufacturer approved by Regeneron pursuant to Section 2.3(c).
7.8 Cell Banks.
(a)The Parties acknowledge that the transfer of any vials of Praluent Master Cell Bank or Praluent Working Cell Bank from Regeneron to Sanofi will be carried out as and to the extent set forth in the Drug Substance Tech Transfer Plan and, notwithstanding anything herein to the contrary, at [* * *].
(b)Sanofi shall not, and shall cause its Affiliates not to, (i) use any Praluent Working Cell Bank or Praluent Master Cell Bank (or any component thereof) for any purpose other than to Manufacture the Formulated Drug Substance for purposes of Commercializing Praluent Products in the Sanofi Territory (including any Development in support of such Commercialization) or (ii) transfer any Praluent Working Cell Bank or Praluent Master Cell Bank to any Third Party other than a Third Party contract manufacturer approved by Regeneron pursuant to Section 2.3(c).
(c)If Regeneron desires to no longer maintain the Praluent Master Cell Bank, then Regeneron shall notify Sanofi of such desire, and Sanofi shall have thirty (30) days after receipt of such notice to take custody of the Praluent Master Cell Bank at its sole cost and expense. If Sanofi does not take custody of the Praluent Master Cell Bank within such thirty (30) day period, then Regeneron shall have the right to destroy it.
7.9 Manufacturing Transition Team.
(a)Formation and Responsibilities. Within thirty (30) days after the Execution Date, the Parties shall establish a Manufacturing transition team (the “Manufacturing Transition Team”), which shall have the following responsibilities: (i) overseeing forecasting, ordering and order fulfilment under the Praluent Supply Agreements and serving as a forum for the Parties to discuss matters with respect thereto; (ii) overseeing the performance of the Tech Transfer Plans; and (iii) serving as a forum for the Parties to discuss other Manufacturing-related topics, such as and not limited to manufacturing changes or new product launches for Praluent Products.
(b)Composition; Meetings; Disbandment; Limitations on Authority.
(i) Composition. The Manufacturing Transition Team shall be comprised of such number of representatives from each Party as the Parties may agree from time to time, provided that the Parties shall provide an equal number of representatives. A Party may change any of its representatives at any time by giving written notice to the other Party.
(ii) Meetings. The Manufacturing Transition Team shall adopt such standing rules regarding its meetings (including regarding the frequency of such meetings) as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.
(iii) Disbandment. Upon completion of all activities in connection with the Praluent Supply Agreements and the Tech Transfer Plans, either Party shall have the right to request that the other Party consent to the disbandment of the Manufacturing Transition Team, such consent not to be unreasonably withheld, conditioned or delayed. The Manufacturing Transition Team will in any case be disbanded on the [* * *] anniversary of the Transition Date.
(iv) Limitations on Authority. The Manufacturing Transition Team shall be a consultative body and shall not have any independent decision-making authority.
ARTICLE 8
PAYMENTS; BOOKS & RECORDS; AUDITS
8.1 Royalties to Regeneron.
(a)Royalties Generally. In consideration of the licenses granted by Regeneron to Sanofi pursuant to Article 2 of this Agreement, Sanofi shall pay to Regeneron a five percent (5%) royalty on Net Sales of the Praluent Royalty Products in the Sanofi Territory, paid on a Calendar Quarter basis.
Any payments made under this Agreement are exclusive of VAT, GST, sales and use tax, or similar tax, which shall be added thereon as applicable.
(b)Royalty Payment Term. The above royalties shall be payable from the Transition Date until the [* * *] anniversary of the Transition Date (the “Royalty Term”), irrespective of [* * *]. By way of illustration, [* * *].
(c)Royalty Deductions. During the Royalty Term, Sanofi shall have the right to deduct from any royalty payment made to Regeneron pursuant to Section 8.1(a) with respect to a country in the Sanofi Territory in any given Calendar Quarter [* * *] percent ([* * *]%) of any payments in respect of the Praluent Compound that are owed by Sanofi [* * *]; provided, however, that the foregoing shall not apply to any payments owed by Sanofi [* * *] with respect to which Regeneron has already borne or reimbursed [* * *] percent ([* * *]%) under Section 14.1(c)(i)(B) of this Agreement. Subject to Section 14.1(c), Sanofi shall bear [* * *] percent ([* * *]%) of any other payment owed by Sanofi, its Affiliates or its or their Sublicensees [* * *] under any New Sanofi License, or any other license or settlement, entered into by Sanofi, its Affiliates or its or their Sublicensees in connection with their Development, Manufacture or Commercialization of any Praluent Royalty Product under this Agreement or otherwise.
(d)Royalty Floor. Notwithstanding Section 8.1(c), no reduction in, or deduction from royalties hereunder shall cause the royalty payable by Sanofi hereunder for a given Calendar Quarter for a given country to be less than [* * *] percent ([* * *]%) of the royalty payment that would otherwise be payable under Section 8.1(a) for such Calendar Quarter and such country absent such deductions, provided that if any portion of any such reductions or deductions are not, due to the operation of this Section 8.1(d), fully applied in any particular Calendar Quarter, such portion may be used in subsequent Calendar Quarters for such country until exhausted.
(e)Blended Royalty. Sanofi acknowledges that (a) the Regeneron Manufacturing Know-How and the Know-How included in the Regeneron Core Intellectual Property, Joint Intellectual Property and the Regeneron Background Intellectual Property licensed to Sanofi are proprietary and valuable and that without such Know-How, Sanofi would not be able to obtain and maintain Approvals with respect to the Praluent Royalty Products in the Sanofi Territory, (b) such Approvals may allow Sanofi to obtain and maintain regulatory exclusivity with respect to the Praluent Royalty Products in the Sanofi Territory, (c) access to such Know-How has provided Sanofi with a competitive advantage in the marketplace beyond the exclusivity afforded by the Patents licensed to Sanofi pursuant to Section 2.1 and (d) the royalty set forth in Section 8.1(a) is, in part, intended to compensate Regeneron for such competitive advantage. The Parties agree that the royalty rate set forth in Section 8.1(a) reflects an efficient and reasonable blended allocation of the value provided by Regeneron to Sanofi.
8.2 No Royalty to Sanofi. No royalties shall be payable by Regeneron to Sanofi on Net Sales of Praluent Royalty Product by Regeneron, its Affiliates and its and their Sublicensees in the Regeneron Territory. Regeneron shall bear one hundred percent (100%) of any payment owed by Regeneron, its Affiliates or its or their Sublicensees to Third Parties under any New Regeneron License, or any other license or settlement, entered into by Regeneron, its Affiliates or its or their Sublicensees in connection with any Development, Manufacture or Commercialization of any Praluent Royalty Product by Regeneron, its Affiliates or its or their Sublicensees that occurs on or after the Transition Date under this Agreement.
8.3 Reporting. During the Royalty Term, Sanofi shall prepare and deliver electronically to Regeneron the periodic reports specified below:
(a)Within [* * *] days following the end of each Calendar Quarter, Sanofi shall deliver to Regeneron a non-binding estimate of aggregate Net Sales for all Praluent Royalty Products for such Calendar Quarter; and

(b)Within [* * *] days following the end of each Calendar Quarter, Sanofi shall prepare and deliver to Regeneron a written report setting forth, on a country-by-country basis in the Sanofi Territory for such Calendar Quarter, (i) the Net Sales of each Praluent Royalty Product, (ii) royalties payable in respect of Praluent Royalty Product and (iii) where applicable, any royalty deductions in respect of Praluent Royalty Product under Section 8.1(c) (such report, a “Royalty Report”).
Unless otherwise agreed by Regeneron, the financial data in the reports will include calculations in local currency and United States Dollars.
8.4 Royalty Payments. Following delivery of a Royalty Report for a particular Calendar Quarter, Regeneron shall submit an invoice to Sanofi for the amount of royalties thereunder as per the directions set forth in Schedule 8.4 and Sanofi shall pay all royalties due to Regeneron hereunder in respect of such Calendar Quarter no later than thirty (30) days after the receipt of Regeneron’s invoice therefor.
8.5 Transferred Inventory. In consideration of the transfer by Sanofi to Regeneron of the Transferred Inventory, Regeneron shall pay to Sanofi the corresponding price(s) per unit set forth on Schedule 8.5 (the “Inventory Payment”). Simultaneous with the transfer by Sanofi to Regeneron of the Transferred Inventory pursuant to Section 2.6, Sanofi shall send Regeneron an invoice for the amount of the Inventory Payment, and Regeneron shall pay Sanofi the Inventory Payment no later than fifteen (15) days after receipt of such invoice. The payment of the Inventory Payment shall be subject to the provisions of Section 8.7 through Section 8.12.
8.6 Allocation of Sales Deduction Costs. Liability with respect to any Sales Deduction Costs (including, for clarity, with respect to any pre-Transition Date sales) incurred by either Party or any of its Affiliates after the Transition Date with respect to the Regeneron Territory shall be allocated between the Parties pursuant to the Praluent Transition Services Agreement. Sanofi shall be solely responsible for any Sales Deduction Costs (including, for clarity, with respect to any pre-Transition Date sales) incurred by Sanofi or any of its Affiliates after the Transition Date with respect to the Sanofi Territory; provided that Sanofi shall have the sole benefit of the provisions or reserves established by Sanofi with respect thereto under the LCA.
8.7 Reimbursement. For all amounts for which a Party (the “Owing Party”) is obligated to reimburse or pay the other Party or its designated Affiliate (the “Owed Party”) pursuant to this Agreement for which no specific provision is made hereunder for such payment, the Owed Party shall send to the Owing Party an invoice for such amount within [* * *] days after the Owed Party’s determination that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment and be accompanied by reasonable documentation of the incurrence or accrual of the costs to be reimbursed. Payment with respect to each such invoice shall be due within [* * *] days after receipt by the Owing Party thereof and shall be made in accordance with Section 8.8; provided, however, that if the Owing Party in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide the Owed Party with written notice of the disputed portion and its reasons therefor, and the Owing Party shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of the Owed Party. The Parties shall use good faith efforts to resolve any such disputes promptly.
8.8 Payment Method and Currency. Payments under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in United States Dollars. In those cases where the amount due in United States Dollars is calculated based upon one or more currencies other than United States Dollars, such amounts shall be converted to United States Dollars (a) in respect of any payment by Regeneron, using the average of the daily buying and selling exchange rates for conversion of the applicable foreign currency into Dollars, using the spot rates (the “Mid Price Close” found on Bloomberg, or any other source as agreed to by the Parties) for each day of the period to which the payment relates, and (b) in respect of any payment by Sanofi, using the average of the Reuters mid-market spot rate snapshots at 3.30 pm Paris time for each day of the period to which the payment relates.
8.9 Late Payments. Unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, all payments under this Agreement shall earn interest, to the extent permitted by applicable Law, from the date due until paid at a rate equal to one (1) month London Inter-Bank Offering Rate (LIBOR) Dollars, as quoted on Bloomberg (or any other source agreed to by the Parties) effective for the date on which the payment was due, plus [* * *] percent ([* * *]%) (such sum being referred to as the “Default Interest Rate”). Notwithstanding the foregoing, if the London Inter-Bank Offering Rate ceases to be available, the Default Interest Rate shall be the Secured Overnight Financing Rate (SOFR), as quoted by the Federal Reserve Bank of New York (or a successor administrator) on the Federal Reserve Bank of New York’s Website, plus [* * *] percent ([* * *]%).
8.10 Taxes.
(a)Each Party shall be responsible for any taxes imposed on or measured by net income or gross income (including branch profits), gross receipts, capital, ability or right to do business, property and franchise or similar taxes pursuant to applicable Law. Any withholding or other taxes that either Party or its Affiliates are required by Law to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder, shall be deducted from such payments and timely paid to the appropriate tax authority; provided, however, that the withholding Party shall promptly furnish to the other Party proper evidence or other reasonable documentation of the taxes so paid. Each Party shall cooperate with the other and furnish to the other Party appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable). Without limiting the foregoing, each Party agrees to make all lawful and reasonable efforts to minimize any such taxes, assessments and fees and will claim on the other Party’s behalf the benefit of any available treaty on the avoidance of double taxation that applies to any payments hereunder to such other Party.
(b)To the extent applicable and reasonably requested by Regeneron, Sanofi shall use commercially reasonable efforts to provide Regeneron with any documentation or other certifications required pursuant to Section 250(b) of the Code and any regulations or other guidance promulgated thereunder necessary for any payments made to Regeneron pursuant to this Agreement to qualify as “foreign-derived deduction eligible income” within the meaning of Section 250(b)(4) of the Code. Regeneron shall reimburse Sanofi for all reasonable Out-of-Pocket Costs incurred by Sanofi in connection with providing such documentation or other certification to Regeneron.
8.11 Sanofi Records; Audits by Regeneron. Sanofi shall, and shall cause its Affiliates and its and their Sublicensees to, maintain complete and accurate books and records in accordance with applicable Accounting Standards in sufficient detail to permit Regeneron to confirm the actual number of FTEs allocated to activities for which reimbursement is sought from Regeneron and the accuracy of royalty payments and any other compensation or reimbursement payable under this Agreement for a period of two (2) years from the creation of individual records or any longer period required by applicable Law. Regeneron shall have the right (at its own cost), upon no less than thirty (30) days advance written notice and at such reasonable times and intervals and to such reasonable extent as Regeneron shall request, not more than once during any consecutive twelve (12) month period, to have such books and records of Sanofi and its Affiliates and its and their Sublicensees for the preceding two (2) years available for review at a single location in France by an independent “Big Four” (or equivalent) accounting firm of its choosing under confidentiality and non-use obligations no less stringent than those set forth in Article 13, for the sole purpose of verifying the accuracy of all financial reports furnished, and payments made, by Sanofi pursuant to this Agreement; provided that no period may be subjected to audit by Regeneron more than one (1) time unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found. Any such auditor shall not disclose any confidential information of Sanofi to Regeneron, except to the extent such disclosure is necessary to verify the accuracy of such reports or payments. The results of any such audit shall be delivered in writing to each Party and shall, absent manifest error, be final and binding upon the Parties. Any amounts shown by such audit to be owed but unpaid shall be paid within thirty (30) days from the auditor’s report, plus interest at the Default Interest Rate from the original due date. Any amounts shown to have been overpaid may be credited by Sanofi against future payments to Regeneron hereunder. No payment to Regeneron shall be reduced by more than [* * *] percent ([* * *]%) as a result of such credit, and Sanofi may carry forward any unused credits to future Calendar Quarters. Regeneron shall bear the full cost of such audit unless such audit reveals a payment or reporting error of more than [* * *] percent ([* * *]%) or more during the applicable audit period, in which case Sanofi shall bear the full cost of such audit.
8.12 Regeneron Records; Audits by Sanofi. Regeneron shall, and shall cause its Affiliates and its and their Sublicensees to, maintain complete and accurate books and records in accordance with applicable Accounting Standards in sufficient detail to permit Sanofi to confirm the actual number of FTEs allocated to activities for which reimbursement is sought from Sanofi and the accuracy of Regeneron’s calculations of any reimbursement payments owed by Sanofi hereunder, including pursuant to Section 7.4, or any other payments for which Sanofi is responsible under this Agreement (including in connection with Section 4.7), for a period of two (2) years from the creation of individual records or any longer period required by applicable Law. Sanofi shall have the right (at its own cost), upon no less than thirty (30) days advance written notice and at such reasonable times and intervals and to such reasonable extent as Sanofi shall request, not more than once during any consecutive twelve (12) month period, to have such books and records of Regeneron and its Affiliates and its and their Sublicensees for the preceding two (2) years available for review at a single location in the United States by an independent

“Big Four” (or equivalent) accounting firm of its choosing under confidentiality and non-use obligations no less stringent than those set forth in Article 13, for the sole purpose of verifying the accuracy of such calculations; provided that no period may be subjected to audit by Sanofi more than one (1) time unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found. Any such auditor shall not disclose any confidential information of Regeneron to Sanofi, except to the extent such disclosure is necessary to verify the accuracy of such calculations. The results of any such audit shall be delivered in writing to each Party and shall, absent manifest error, be final and binding upon the Parties. Any amounts shown by such audit to be owed by Sanofi but unpaid shall be paid within thirty (30) days from the auditor’s report, plus interest at the Default Interest Rate from the original due date. Any amounts shown to have been overpaid by Sanofi may be credited by Sanofi against future payments to Regeneron hereunder. Sanofi shall bear the full cost of such audit unless such audit reveals a calculation error of [* * *] percent ([* * *]%) or more during the applicable audit period, in which case Regeneron shall bear the full cost of such audit.
ARTICLE 9
TRADEMARKS, COPYRIGHTS, CORPORATE LOGOS AND DOMAIN NAMES
9.1 Ownership. As between the Parties, (a) Regeneron shall own and retain all right, title and interest in and to (i) the Praluent Product Regeneron Copyrights, (ii) the Praluent Product U.S. Trademark(s), including the goodwill of the business in connection with which the Praluent Product U.S. Trademarks are used and that is symbolized by the Praluent Product U.S. Trademarks and (iii) the Praluent Product U.S. Domain Names and (b) Sanofi shall own and retain all right, title and interest in and to (i) the Praluent Product Sanofi Copyrights, (ii) the Praluent Product ROW Trademark(s), including the goodwill of the business in connection with which the Praluent Product ROW Trademark(s) are used and that is symbolized by the Praluent Product ROW Trademark(s) and (iii) the Praluent Product ROW Domain Names.
9.2 Prosecution, Maintenance, Enforcement, and Defense of Trademarks. Regeneron shall, at its sole cost and expense, have the sole right to register, prosecute, maintain, enforce and defend the Praluent Product U.S. Trademark(s) in the Regeneron Territory and the Praluent Product U.S. Domain Names. Sanofi shall, at its sole cost and expense, have the sole right to register, prosecute, maintain, enforce and defend the Praluent Product ROW Trademark(s) in the Sanofi Territory and the Praluent Product ROW Domain Names. With respect to the Transferred Product Trademarks or Transferred Product Domain Names, Sanofi shall provide to Regeneron all reasonable assistance requested by Regeneron in connection with any Third Party claim or suit asserted against any such Transferred Product Trademarks or Transferred Product Domain Names, at Regeneron’s cost and expense, including allowing Regeneron access to Sanofi’s personnel who may have possession of relevant information.
9.3 Use of Trademarks and Domain Names.
(a)Except as otherwise expressly provided in this Agreement, each Party, its Affiliates and its and their Sublicensees shall have no rights in or to the other Party’s Praluent Product Trademarks or the goodwill pertaining thereto or to the other Party’s Praluent Product Domain Names. Each Party agrees that at no time will it or any of its Affiliates or its or their

Sublicensees seek to register or register any Trademark in the other Party’s Territory that is confusingly similar to, misleading or deceptive with respect to the Praluent brand name or take any action or do any act that endangers, damages, dilutes, destroys or similarly affects, in any material respect, the other Party’s ownership rights in or to the Praluent brand name or the value of the goodwill pertaining thereto or attack, dispute or contest the validity of or ownership of such other Party in or to the Praluent brand name or any registrations or pending registration thereof. Each Party agrees that upon termination of the license granted to it under Section 2.1(d) or Section 2.2(d), as applicable, it will discontinue forthwith all use of the Praluent Product Trademarks of the other Party.
(b)Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, (i) conform to customary industry standards for the protection of, and comply with applicable Law with respect to the use of, the other Party’s Praluent Product Trademarks and (ii) adhere to and maintain the highest quality standards of the other Party with respect to goods sold and services provided under the other Party’s Praluent Product Trademarks in the applicable country of such other Party’s Territory.
9.4 Use of Corporate Names and Logos.
(a)Subject to Section 2.1(e) or Section 2.2(e), as applicable, neither Party shall use the other Party’s or the other Party’s Affiliates’ corporate names or logos on any product labels, package inserts, packaging, trade packaging, samples or Promotional Materials (including any website or social media content) related to any Praluent Product (including in congress booths or Promotional Materials used or distributed in connection with the applicable Praluent Product); provided, however, that such Party shall be permitted to identify the other Party (or its Affiliate) as the Manufacturer of Finished Product or Formulated Drug Substance, as applicable, in any such materials to the extent required under any applicable Law and for so long as the other Party or its Affiliate is supplying Finished Product or Formulated Drug Substance, as applicable, to such Party or its Affiliates under a Praluent Supply Agreement. Neither Party shall, and shall not permit its Affiliates or its or their Sublicensees or distributors to, with respect to its activities under this Agreement, take any action or do any act that endangers, damages, destroys or similarly affects, in any material respect, the other Party’s or the other Party’s Affiliates’ corporate names or logos or the value of goodwill pertaining thereto.
(b)Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, (i) conform to customary industry standards for the protection of, and comply with applicable Law with respect to the use of, the other Party’s corporate names and logos and (ii) adhere to and maintain the highest quality standards of the other Party with respect to goods sold and services provided under the other Party’s corporate names or logos in the applicable country of such other Party’s Territory.
ARTICLE 10
INTELLECTUAL PROPERTY
10.1 Ownership of Intellectual Property.

(a)Subject to Section 10.1(b)(ii), each Party shall exclusively own all right, title and interest in and to any and all intellectual property (including Know-How, Patents and Copyrights) discovered, invented, authored or otherwise created under or in connection with this Agreement solely by or on behalf of such Party, its Affiliates or its or their Sublicensees (other than the other Party or its Affiliates) (“Sole Inventions”). Sole Inventions made solely by or on behalf of Sanofi, its Affiliates or its or their Sublicensees (other than Regeneron and its Affiliates) are referred to herein as “Sanofi Sole Inventions.” Sole Inventions made solely by or on behalf of Regeneron, its Affiliates or its or their Sublicensees (other than Sanofi and its Affiliates) are referred to herein as “Regeneron Sole Inventions.” The Parties agree that nothing in this Agreement, and no use by a Party of the other Party’s intellectual property pursuant to this Agreement, shall vest in a Party any right, title or interest in or to the other Party’s intellectual property, other than the license rights expressly granted hereunder.
(b)The Parties shall each own an equal, undivided interest in any and all intellectual property (including Know-How, Patents and Copyrights) discovered, invented, authored or otherwise created under or in connection with (i) this Agreement jointly by or on behalf of Sanofi, its Affiliates or its or their Sublicensees, on the one hand, and Regeneron, its Affiliates or its or their Sublicensees, on the other hand or (ii) any Existing Trials conducted by or on behalf of a Party or its Affiliates or its or their Sublicensees, including the Existing Trials Information (“Joint Inventions”). Each Party shall disclose to the other Party in writing and shall cause its Affiliates, and its and their Sublicensees to so disclose, the conception, discovery, invention or reduction to practice of any Joint Invention.
(c)Notwithstanding the foregoing in Section 10.1(a) and Section 10.1(b), except with respect to intellectual property described in clause (ii) of the definition of Joint Inventions, (i) for purposes of determining whether a patentable invention is a Sanofi Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent Laws, (ii) for purposes of determining whether a copyrighted work is a Sanofi Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of Copyright authorship shall be resolved in accordance with United States Copyright Laws, and (iii) for purposes of determining whether Know-How (other than copyrighted work and patentable inventions) is a Sanofi Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of authorship or inventorship shall be resolved in accordance with the Laws of the State of New York, United States.
(d)To the extent that any right, title or interest in or to any intellectual property vests in a Party, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party shall, and hereby does, irrevocably assign, and shall cause its Affiliates and its and their Sublicensees to so assign, to the other Party any and all such right, title and interest in and to such intellectual property to the other Party without the need for any further action by the other Party.
(e)Subject to Section 2.1, Section 2.2, Section 2.3 and Section 11.1, as applicable, each Party’s interest in the Joint Intellectual Property may be used, practiced, (sub)licensed and enforced, and any ownership rights therein transferred, in whole or in part, by each Party without consent of the other Party, provided that each Party agrees not to transfer any of its ownership interest in any of the Joint Intellectual Property without securing the transferee’s written agreement to be bound by the terms of this Section 10.1(e) and the other terms of this Agreement that relate to the Joint Intellectual Property; provided, further, that nothing in this Article 10 shall relieve a Party or its Affiliates of their obligations under Article 13. Except as otherwise provided in this Agreement with respect to the Praluent Royalty Products, neither Party shall have the duty to account to the other Party for any revenues or profits obtained from any transfer of its interest in, or its use, (sub)license, or other exploitation of such Party’s interest in the Joint Intellectual Property.
10.2 Prosecution and Maintenance of Patents.
(a)Subject to Section 10.2(c), Regeneron shall control the preparation, filing, prosecution and maintenance of the Regeneron Core Patents, the Sanofi Core Patents and the Joint Patents, in each case, in the Regeneron Territory (the “Regeneron Managed Patents”) [* * *], provided it shall confer with and keep Sanofi reasonably informed regarding the status of such activities.
(b)Subject to Section 10.2(c), Sanofi shall control the preparation, filing, prosecution and maintenance of the Regeneron Core Patents, the Sanofi Core Patents and the Joint Patents, in each case, in the Sanofi Territory (the “Sanofi Managed Patents”), [* * *], provided it shall confer with and keep Regeneron reasonably informed regarding the status of such activities.
(c)Promptly following the Transition Date, the Parties shall [* * *].
(d)Unless otherwise agreed by the Parties, all Out-of-Pocket Costs incurred in the filing, prosecution and maintenance of any Patents and any extensions thereof shall be [* * *] borne by the Parties according to the cost allocation provided in Section 10.2(a) and Section 10.2(b).
(e)Each Party agrees to cooperate with the other Party with respect to the preparation, filing, prosecution and maintenance of the Regeneron Core Patents, Sanofi Core Patents and Joint Patents pursuant to this Section 10.2, including the execution of all such documents and instruments and the performance of such acts (and causing its relevant employees to execute such documents and instruments and to perform such acts) as may be reasonably necessary in order to permit the other Party to continue any such preparation, filing, prosecution or maintenance.
(f)Each Party shall reasonably cooperate with the other Party in order to make such transfers of responsibilities, documents, and information as are needed in order to effectuate the allocation of rights and responsibilities provided in this Section 10.2.
10.3 Interference, Opposition and Reissue.

(a)Each Party shall notify the other Party within ten (10) days of receipt by such Party of information concerning the request for, or filing or declaration of, any interference, opposition, post-grant review, reissue, reexamination, or other similar proceedings relating to the Patents for which it controls filing, prosecution and maintenance in accordance with Section 10.2. The Parties shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Decisions on whether to initiate such a proceeding and the course of action in such proceeding, including settlement negotiations and terms and selection of counsel, will be made (i) with respect to Regeneron Managed Patents, by Regeneron and (ii) with respect to Sanofi Managed Patents, by Sanofi. For clarity, the provisions of this Section 10.3 (other than the first sentence of Section 10.3(a)) shall apply to any interference, opposition, post-grant review, reissue, reexamination, or other similar proceeding with respect to the Regeneron Core Patents, Sanofi Core Patents or Joint Patents, in each case, that was initiated prior to the Transition Date.
(b)Unless otherwise agreed by the Parties, all Out-of-Pocket Costs incurred in connection with any such interference, opposition, post-grant review, reissue, reexamination or other similar proceeding shall be shared as follows:
(i) If such proceeding relates to Regeneron Managed Patents – [* * *]; and
(ii) If such proceeding relates to Sanofi Managed Patents - [* * *].
(c)Each Party shall reasonably cooperate with the other Party in order to make such transfers of responsibilities, documents, and information as are needed in order to effectuate the allocation of rights and responsibilities provided in this Section 10.3.
10.4 Background Patents. For the avoidance of doubt, as between the Parties, (a) Regeneron has the sole right, but not the obligation, to prepare, file, prosecute and maintain, and defend against interference, opposition, post-grant review, reissue or reexamination proceedings in respect of, the Regeneron Background Patents at its cost and expense and (b) Sanofi has the sole right, but not the obligation, to prepare, file, prosecute and maintain, and defend against interference, opposition, post-grant review, reissue or reexamination proceedings in respect of, the Sanofi Background Patents at its cost and expense.
ARTICLE 11
PATENT LITIGATION
11.1 Enforcement of Patents.
(a)In the event that either Party or any of its Affiliates becomes aware of an actual or suspected infringement or unauthorized use, as applicable, of a Sanofi Core Patent, a Regeneron Core Patent or a Joint Patent, in each case, by a Third Party’s activities in the Territory (a “Patent Infringement”), the Party that became aware of the Patent Infringement shall notify the other Party in writing within five (5) Business Days and shall provide such other Party with all available evidence supporting such Patent Infringement. As soon as reasonably practicable after the receipt of such notice, the Parties shall meet and consider the appropriate course of action with respect to such Patent Infringement.
(b)With respect to any Patent Infringement, (i) Regeneron shall have the first right (and, with respect to the Regeneron Core Patents in the Regeneron Territory, the sole right) to bring and control any action or proceeding (including, subject to Section 11.1(c), any settlement) with respect to Patent Infringement of any Regeneron Managed Patent at Regeneron’s costs and expenses, and (ii) Sanofi shall have the first right (and, with respect to the Sanofi Core Patents in the Sanofi Territory, the sole right) to bring and control any action or proceeding (including, subject to Section 11.1(c), any settlement) with respect to Patent Infringement of any Sanofi Managed Patent at Sanofi’s costs and expenses (the Party with the first right or the sole right being referred to as the “Lead Enforcement Party”); provided, however, that the Parties shall ensure that there is proper communication and coordination of activities between the Parties. If the Lead Enforcement Party has the first right (but not the sole right) and fails to bring any such action or proceeding with respect to Patent Infringement of the applicable Patent by a Third Party within sixty (60) days following notice of the alleged Patent Infringement (or such other period of time as may be required by applicable Law), the non-Lead Enforcement Party shall have the right to bring and control any such action at its own cost and expense by providing written notice to the other Party (the Party who controls the litigation to be referred to as the “Enforcing Party”). The non-Enforcing Party will provide reasonable assistance to the Enforcing Party in prosecuting any action, and if required by applicable Law, will join in the action at the Enforcing Party’s cost and expense. Although the Enforcing Party has the right to select counsel of its own choice, it shall first consult with the other Party and consider in good faith the recommendations of the other Party. The non-Enforcing Party shall have the right to join in any litigation using counsel of its choice at its sole discretion and cost and expense, subject to Section 11.1(c). The amount of any recovery from any such Patent Infringement action shall be [* * *].
(c)If the Enforcing Party is the Lead Enforcement Party, then, subject to Section 11.4(c), the Lead Enforcement Party has the right to settle any Patent Infringement suit [* * *]. If the Enforcing Party is not the Lead Enforcement Party, then the Enforcing Party [* * *].
(d)For the avoidance of doubt, as between the Parties, (i) Regeneron has the sole right, but not the obligation, to bring and control at its cost and expense any action or proceeding (including any settlement) with respect to any actual or suspected infringement or unauthorized use of a Regeneron Background Patent by a Third Party’s activities in the Territory and (ii) Sanofi has the sole right, but not the obligation, to bring and control at its cost and expense any action or proceeding (including any settlement) with respect to any actual or suspected infringement or unauthorized use of a Sanofi Background Patent by a Third Party’s activities in the Territory.
11.2 Patent Marking. Each Party shall comply with the patent marking statutes in each country in which any Praluent Product is made, offered for sale, sold or imported by or on behalf of such Party, its Affiliates or its or their Sublicensees.

11.3 Third Party Infringement Claims.
(a)If either Party or its Affiliates or its or their Sublicensees becomes aware of a claim or assertion that the Manufacture, Development or Commercialization of any Praluent Product infringes or otherwise violates the intellectual property rights of any Third Party in such Party’s Territory, such Party shall notify the other Party in writing of this claim or assertion within five (5) Business Days. As soon as reasonably practicable after the receipt of such notice, the Parties shall meet and consider the appropriate course of action with respect to such allegation of infringement.
(b)Subject to Section 14.1(c), the Parties shall cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use commercially reasonable efforts to mutually agree upon an appropriate course of action, including, as appropriate, with respect to material court filings and the defense or settlement of any such claim or assertion; provided, however, that a Party (the “Controlling Party”) shall have the first right to defend and control the defense of any claimed infringement action commenced by a Third Party naming it as a defendant alleging that the Manufacture, Development or Commercialization of any Praluent Product infringes or otherwise violates the intellectual property rights of such Third Party in the Controlling Party’s Territory at its sole cost and expense, using counsel of its own choice even if the other Party is also named as a defendant, to the extent that such claimed infringement or violation solely relates to the Manufacture, Development or Commercialization of the Praluent Products in the Controlling Party’s Territory and does not relate to the other Party’s Territory or to the manufacture, development or commercialization of other products; provided further that, if the Controlling Party fails to initiate and maintain the defense of any such action that names the other Party as a defendant, then such other Party shall have the right to control the defense of such action at its own cost and expense by providing written notice to the Controlling Party.
(c)Subject to Section 14.1(c), unless otherwise agreed by the Parties, each Party shall bear [* * *] Out-of-Pocket Costs and internal costs (except for the costs and expenses of the non-Controlling Party’s cooperation pursuant to Section 11.3(b), if only one Party defends a claim) incurred in connection with any litigation under this Section 11.3.
(d)For the avoidance of doubt, subject to Section 14.1(c), neither Party will enter into any settlement of any suit involving any Praluent Product that [* * *].
11.4 Invalidity or Unenforceability Defenses or Actions.
(a)In the event that a Third Party asserts, as a defense or as a counterclaim in any Patent Infringement action under Section 11.1 or in a declaratory judgment action or similar action or claim filed by such Third Party, that any Regeneron Core Patent, Sanofi Core Patent or Joint Patent is invalid or unenforceable (a “Third Party Invalidity Assertion”), then the Party first becoming aware of such Third Party Invalidity Assertion shall give written notice thereof to the other Party within five (5) Business Days.

(b)With respect to any Third Party Invalidity Assertion, (i) Regeneron shall, at its cost and expense, have the first right (and, with respect to the Regeneron Core Patents in the Regeneron Territory, the sole right) to control the defense of such Third Party Invalidity Assertion (including, subject to Section 11.4(c), any settlement thereof) to the extent that it relates to any Regeneron Managed Patent and (ii) Sanofi shall, at its cost and expense, have the first right (and, with respect to the Sanofi Core Patents in the Sanofi Territory, the sole right) to control the defense of such Third Party Invalidity Assertion (including, subject to Section 11.4(c), any settlement thereof) to the extent that it relates to any Sanofi Managed Patent (the Party with the first right or the sole right being referred to as the “Lead Defense Party”); provided, however, that the Parties shall ensure that there is proper communication and coordination of activities between the Parties. If the Lead Defense Party has the first right (but not the sole right) and fails to initiate and maintain the defense of a Third Party Invalidity Assertion, the non-Lead Defense Party shall have the right to control such defense at its own cost and expense by providing written notice to the other Party (the Party who controls the defense to be referred to as the “Defending Party”). The non-Defending Party will provide reasonable assistance to the Defending Party in the defense of any applicable Third Party Invalidity Assertion, and if required by applicable Law, will join in the applicable action at the Defending Party’s cost and expense. Although the Defending Party has the right to select counsel of its own choice, it shall first consult with the other Party and consider in good faith the recommendations of the other Party. The non-Defending Party shall have the right to join in any applicable action using counsel of its choice at its sole discretion and cost and expense, subject to Section 11.4(c).
(c)If the Defending Party is the Lead Defense Party, then the Lead Defense Party has the right to settle any Third Party Invalidity Assertion action [* * *]. If the Defending Party is not the Lead Defense Party, then the Defending Party [* * *].
(d)For the avoidance of doubt, as between the Parties, (i) Regeneron has the sole right, but not the obligation, to control the defense (including any settlement thereof) of any assertion by a Third Party (whether as a defense or as a counterclaim in any infringement action or in a declaratory judgment action or similar action or claim filed by such Third Party) that any Regeneron Background Patent is invalid or unenforceable and (ii) Sanofi has the sole right, but not the obligation, to control the defense (including any settlement thereof) of any assertion by a Third Party (whether as a defense or as a counterclaim in any infringement action or in a declaratory judgment action or similar action or claim filed by such Third Party) that any Sanofi Background Patent is invalid or unenforceable.
11.5 Interference, Opposition and Reissue of Third Party Patents.
(a)With respect to each interference, opposition, post-grant review, reissue or reexamination proceeding that is set forth on Schedule 11.5(a) (the “Existing Sole Oppositions”), the Party designated as the “Acting Party” on Schedule 11.5(a) for such Existing Sole Opposition (the “Acting Party”) shall consult and cooperate fully with the other Party (the “Directing Party”) to determine a course of action with respect to any such proceeding [* * *]. Unless otherwise agreed by the Parties, Out-of-Pocket Costs incurred by the Acting Party after the Transition Date in connection with any Existing Sole Opposition shall be borne [* * *].

(b)With respect to each interference, opposition, post-grant review, reissue or reexamination proceeding that is set forth on Schedule 11.5(b) (each, an “Existing European Opposition”), the Party designated as the “Opposing Party” on Schedule 11.5(b) (the “Opposing Party”) shall have the sole right and responsibility, [* * *], to carry out such course of action as the Opposing Party may determine in its sole discretion in respect of such Existing European Opposition, including settlement negotiations and terms.
(c)If either Party or one of its Affiliates or its or their Sublicensees desires to initiate any interference, opposition, post-grant review, reissue or reexamination proceeding relating to a Patent of a Third Party in furtherance of Developing, Manufacturing or Commercializing a Praluent Product in the Territory on or after the Transition Date, then such Party shall notify the other Party in writing of such desire. As soon as reasonably practicable after the receipt of such notice, the Parties shall meet and consider the appropriate course of action with respect to such proposed interference, opposition, post-grant review, reissue or reexamination proceeding.
(d)Except as otherwise provided in this Section 11.5, each Party is responsible for any and all activities in respect of any interference, opposition, post-grant review, reissue or reexamination proceedings relating to a Patent of a Third Party in furtherance of Developing, Manufacturing or Commercializing a Praluent Product in such Party’s Territory.
11.6 Transfer of Responsibilities. Each Party shall reasonably cooperate with the other Party in order to make such transfers of responsibilities, documents, and information as are needed in order to effectuate the allocation of rights and responsibilities provided in this Article 11
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
12.1 Due Organization, Valid Existence and Due Authorization. Each Party represents and warrants to the other Party, as of each of the Execution Date and the Transition Date, as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any encumbrances nor any other material agreement or arrangement, whether written or oral, by which it is bound nor any requirement of applicable Laws; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium); (e) such Party is not prohibited by the terms of any agreement to which it is a party from granting the licenses and other rights granted to the other Party hereunder; and (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.
12.2 Additional Representations and Warranties of the Parties.
(a)Regeneron Representations and Warranties. Regeneron represents that, as of each of the Execution Date and the Transition Date, Regeneron (i) owns or Controls all of the

Patents listed on Schedule 1.135 and has the right to grant the licenses or sublicenses, as the case may be, granted under such Patents under this Agreement and (ii) Regeneron does not own or Control any Regeneron Core Patents existing as of the Transition Date, other than the Patents listed on Schedule 1.135.
(b)Sanofi Representations and Warranties.
(i) Sanofi represents that, as of each of the Execution Date and the Transition Date:
(A)Sanofi owns or Controls all of the Patents listed on Schedule 1.156 and has the right to grant the licenses or sublicenses, as the case may be, granted under such Patents under this Agreement.
(B)Sanofi does not own or Control any Sanofi Core Patents existing as of the Transition Date, other than the Patents listed on Schedule 1.156.
(C)Sanofi has, or its Affiliates have, good title to the entire legal ownership interest of or in, or valid contract rights in or right to transfer, as applicable, the Transferred U.S. Assets.
(D)The Transferred Approvals are in full force and effect.
(ii) Sanofi represents that, as of the Execution Date:
(A)No opposition, cancellation or court proceeding is pending, or to Sanofi’s knowledge, threatened in writing; no opposition, cancellation or court proceeding regarding the Transferred Product Trademarks has been settled; and Sanofi has not entered into any co-existence agreements, prior rights agreements, covenants not to sue or settlement or other similar agreements regarding the Transferred Product Trademarks.
(B)No written notice of default or termination has been received or given by Sanofi or any of its Affiliates under any U.S.-Related Praluent Agreement.
(C)No proceeding is pending or, to Sanofi’s knowledge, threatened in writing regarding the revocation or termination of any Transferred Approval.
(D)Neither Sanofi nor any of its Affiliate(s) have given or received written notice to or from any Person relating to any alleged breach or default under any Transferred Product Contracts.
(E)Each of the Transferred Product Contracts represents a legal, valid and binding obligation of Sanofi or the Sanofi Affiliate(s) that are party thereto and is enforceable against Sanofi or such Affiliate(s), in accordance with its terms, and is in full force and effect, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at Law).
(c)Knowledge of Pending or Threatened Litigation or Adverse Agreements. Except as set forth on Schedule 12.2(c), each Party represents and warrants to the other Party that, as of the Transition Date, there is (i) no claim, announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party or any of its Affiliates before or by any governmental entity or arbitrator and (ii) to such Party’s knowledge, no agreement entered into by such Party or its Affiliates that, in each case ((i) and (ii)), individually or in the aggregate, could reasonably be expected to (A) materially impair the ability of such Party to perform any of its obligations under this Agreement, (B) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby or (C) have a materially adverse effect on (1) if such other Party is Regeneron, the U.S. Praluent Product Business or (2) if such other Party is Sanofi, the ROW Praluent Product Business.
12.3 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY PRALUENT PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
12.4 Mutual Covenants. Each Party hereby covenants to the other Party as of the Transition Date as follows: (a) it will not grant any right or license to any Third Party in the Territory that would be inconsistent with or in conflict with or in derogation of the rights granted to the other Party under this Agreement, and will not take any action that would reasonably be expected to materially conflict with, or have a materially adverse effect on, its obligations to the other Party under this Agreement and (b) in the course of the conduct of any Existing Trial, it will not knowingly use and will not have knowingly used an employee or consultant who is or has been debarred by a Regulatory Authority or, to the best of such Party’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority.
ARTICLE 13
CONFIDENTIALITY
13.1 Confidential Information. Each of Sanofi and Regeneron acknowledges that all Party Information provided to it (or its Affiliate) or otherwise made available to it by the other Party or its respective Affiliates pursuant to this Agreement or the LCA, as applicable, is confidential and proprietary to such other Party or its respective Affiliates. Furthermore, each of Sanofi and Regeneron acknowledges (subject to the further provisions of this Article 13) that all Joint Information is confidential and proprietary to both Parties (and both Parties shall be deemed to be the receiving Party with respect thereto). Subject to the further provisions of this Article 13, each of Sanofi and Regeneron agrees to, (a) maintain the Party Information of the other Party and all Joint Information in confidence until ten (10) years after such other Party and its Affiliates and its and their Sublicensees have permanently ceased Development and Commercialization of all Praluent Products, provided that (i) Sanofi shall maintain in confidence any Regeneron Manufacturing Know-How that Regeneron maintains as a trade secret for so long as Regeneron continues to maintain the same as a trade secret and (ii) Regeneron shall maintain in confidence any Sanofi Manufacturing Know-How that Sanofi maintains as a trade secret for so long as Sanofi continues to maintain the same as a trade secret and (b) use such Party Information and Joint Information solely for the purpose of exercising its rights and performing its obligations under this Agreement, provided that nothing herein will prohibit either Party from using any Know-How included in clause (a) of the definition of Existing Joint Know-How or clause (a) of the definition of Party Information, in either case, solely to the extent necessary or useful for the development or commercialization of such Licensed Products (as defined in the LCA) pursuant to the LCA, as if such Know-How were Party Information or New Information (each as defined in the LCA), as applicable, under the LCA, only to the extent such use is necessary or useful for such development or commercialization of such Licensed Products. Each of Sanofi and Regeneron covenants that neither it nor any of its respective Affiliates shall disclose any Party Information of the other Party or Joint Information to any Third Party except (i) to its employees, agents, consultants or any other Person under its authorization (e.g., collaborators, (sub)licensees or vendors); provided such employees, agents, consultants or Persons are subject in writing to substantially the same confidentiality obligations as the Parties, (ii) as approved by both Parties hereunder or (iii) as set forth elsewhere in this Agreement. Without limiting the foregoing, Sanofi shall limit access to Regeneron Manufacturing Know-How to only those of Sanofi’s employees, agents, consultants or other Persons under its authorization that have a need for such access in order to enable Sanofi to exercise its rights or perform its obligations under this Agreement or any Ancillary Services Agreement.
13.2 Exclusions. Notwithstanding anything provided above, the confidentiality and non-use restrictions provided in this Article 13 shall not apply to Party Information or Joint Information that was or is (and such information shall not be considered confidential or proprietary under this Agreement):
(a)already in the public domain as of the Transition Date or becomes publicly known through no act, omission or fault of the receiving Party or any of its Affiliates or any Person to whom the receiving Party or its Affiliate provided such information;
(b)already in the possession of the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; provided, however, that this exception shall not apply with respect to Joint Information;
(c)disclosed to the receiving Party or any of its Affiliates on an unrestricted basis from a Third Party not under an obligation of confidentiality to the other Party or any of its Affiliates with respect to such information; or
(d)similar in nature to the Party Information of the other Party or Joint Information but has been independently created outside of this Agreement, as evidenced by written or electronic documentation, without any aid, application or use of such Party Information or Joint Information.
13.3 Permitted Disclosures and Uses.

(a)Each Party may use or disclose Party Information of the other Party and Joint Information to the extent that such use or disclosure is:
(i) necessary to file, prosecute, enforce or defend Patents for which the disclosing Party has the right to assume filing, prosecution, enforcement, defense or maintenance pursuant to this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law;
(ii) subject to Section 13.3(c), required by a Governmental Authority, applicable Law (including the rules and regulations of any stock exchange or trading market on which the receiving Party’s (or its parent entity’s) securities are traded) or court order to be disclosed, provided that the receiving Party uses reasonable efforts to give the disclosing Party advance notice of such required disclosure in sufficient time to enable the disclosing Party to seek confidential treatment for such information or to request that the receiving Party seek confidential treatment for such information, and provided further that the receiving Party provides all reasonable cooperation to assist the disclosing Party to protect such information and limits the disclosure to that information that is required by a Governmental Authority, applicable Law (including the rules and regulations of any stock exchange or trading market on which the receiving Party’s (or its parent entity’s) securities are traded) or court order to be disclosed;
(iii) to enforce the terms of this Agreement or any Ancillary Agreement if the disclosing Party gives reasonable advance notice to the other Party to permit the other Party a sufficient opportunity to take any measures to ensure confidential treatment of such information and the disclosing Party shall provide reasonable cooperation to protect the confidentiality of such information; or
(iv) to the Regulatory Authorities as required in connection with such Party’s regulatory interactions with respect to such Party’s Manufacturing, Development or Commercialization activities conducted in accordance with the terms and conditions of this Agreement (including the licenses and other rights granted to such Party); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law.
(b)Notwithstanding anything else in this Agreement to the contrary, each Party (and each employee, representative, or other agent of such Party) may disclose to any and all Persons without limitation of any kind, the Federal income tax treatment and Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to either Party (or to any employee, representative, or other agent of either Party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to disclosures reasonably necessary to comply with applicable securities Laws, which disclosures shall be governed by Section 13.3(a)(ii).
(c)Notwithstanding anything else in this Agreement to the contrary, if either Party or any of its Affiliates receives a request for any Regeneron Manufacturing Know-How, if such Party is Sanofi, or Sanofi Manufacturing Know-How, if such Party is Regeneron, from any Governmental Authority under any freedom of information Law, including the United States Freedom of Information Act or the State Council Regulations on Open Government Information, then such Party shall (i) notify the other Party of such request within one (1) Business Day, (ii) permit such other Party or any of its Affiliates to oppose such request or to seek other limitations on such request, in each case, to the extent consistent with the applicable Law and (iii) provide such other Party with reasonable assistance in opposing such request or seeking such limitations. Each Party shall not, and shall cause its Affiliates not to, disclose any Regeneron Manufacturing Know-How, if such Party is Sanofi, or Sanofi Manufacturing Know-How, if such Party is Regeneron, to any Governmental Authority in response to a request under any freedom of information Law without the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided that such other Party acknowledges and agrees that it would be unreasonable for it to not consent to any disclosure if such lack of disclosure would cause such Party or any of its Affiliates to violate applicable Law.
13.4 Injunctive Relief. The Parties hereby acknowledge and agree that the rights of the Parties under this Article 13 are special, unique and of extraordinary character, and that if either Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Article 13, such refusal or failure would result in irreparable injury to the other Party, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if either Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Article 13, then, in addition to any other remedy that may be available to any damaged Party at law or in equity, such damaged Party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages or inadequacy of monetary damages, which remedy such damaged Party will be entitled to seek in any court of competent jurisdiction.
13.5 Publication. If either Sanofi or Regeneron (the “Publishing Party”) desires to disclose any clinical trial results in respect of any Existing Trials in scientific journals, publications or scientific presentations or otherwise, the Publishing Party shall, unless the other Party and its Affiliates and its and their Sublicensees have permanently ceased Development and Commercialization of all Praluent Products, provide the other Party an advance copy of any proposed publication or summary of a proposed oral presentation relating to such Development results no later than ten (10) Business Days prior to submission for publication or disclosure. Such other Party shall have a reasonable opportunity to review and comment on such disclosure or publication and the Publishing Party shall (a) remove any Party Information of the other Party or Joint Information (other than such clinical trial results) that such other Party requests be removed, (b) consider any other comments from the other Party in good faith and (c) if requested by the other Party, shall delay or prevent such disclosure or publication as reasonably proposed by such other Party. In the event of patentable inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a Patent application(s) or application(s) for a certificate of invention on the information involved. For clarity, neither Party may disclose the Party Information of the other Party or the Joint Information (other than such clinical trial results) in scientific journals, publications or scientific presentations or other similar disclosures without such other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

13.6 Other Publications. In the event that Sanofi or Regeneron desires to issue any press releases or public announcements concerning this Agreement or any Ancillary Agreement or any other activities contemplated hereunder or thereunder, including restructuring of the LCA in connection with this Agreement, in each case, to the extent not otherwise addressed in Section 13.5, except as prohibited by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which the issuing Party’s (or its parent entity’s) securities are traded), such Party agrees, unless the other Party and its Affiliates and its and their Sublicensees have permanently ceased Development and Commercialization of all Praluent Products, to provide to the other Party a copy of any such public announcement, as soon as reasonably practicable (which, except under extraordinary circumstances, shall be at least five (5) Business Days) prior to its scheduled release; provided, however, that, without prior submission to the other Party, either Party may issue press releases or public announcements that incorporate information concerning this Agreement or any Ancillary Agreement or any activities contemplated hereunder or thereunder that was included in a press release or public announcement that was previously approved by the other Party as part of a press release or other public disclosure concerning this Agreement or that contains only non-material factual (non-financial) information regarding this Agreement (e.g., that this Agreement remains in effect). Except as otherwise required by applicable Law, the Party whose press release has been reviewed shall remove any Party Information of the reviewing Party that the reviewing Party requests be removed. Except as required by applicable Law (including the rules and regulations of any stock exchange or trading market on which the issuing Party’s (or its parent entity’s) securities are traded), or in connection with the enforcement of this Agreement, neither Party (or its Affiliates) shall disclose to any Third Party, under any circumstances, any financial terms of this Agreement that have not been previously disclosed publicly pursuant to this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; except for disclosures to Third Parties that are bound by obligations of confidentiality and nonuse at least equivalent in scope to those included herein with a term of at least five (5) years. Each Party acknowledges that the other Party, as a publicly traded company, is legally obligated to make timely disclosures of all material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party will be entitled to make such filing but shall cooperate with each other and use reasonable efforts to obtain confidential treatment of confidential information, including trade secrets, in accordance with applicable Law. The filing Party will provide the non-filing Party with an advance copy of this Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon.
ARTICLE 14
INDEMNITY
14.1 Indemnity and Insurance.
(a)Sanofi will defend, indemnify and hold harmless Regeneron, its Affiliates and its and their respective officers, directors, employees, (sub)licensees, distributors and agents (“Regeneron Indemnitees”) from and against all claims, demands, liabilities, damages, penalties, fines, costs and expenses, including reasonable attorneys’ and experts’ fees and costs and costs or amounts paid to settle (collectively, “Damages”), arising from or occurring as a result of a

Third Party’s claim, action, suit, judgment or settlement (a “Third Party Claim”) against a Regeneron Indemnitee that is due to or based upon:
(i) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law by Sanofi or its Affiliates (or its or their respective agents, contractors, Sublicensees, distributors, representatives or other Persons or entities working on their behalf) in connection with their Development, Commercialization, or Manufacture of any Praluent Product from and after the Transition Date, excluding any actions or omissions by or on behalf of Sanofi for Regeneron in connection with any Ancillary Services Agreement;
(ii) the material breach by Sanofi, any of its Affiliates or its or their Sublicensees of its obligations, covenants or representations and warranties under this Agreement (other than any breach of an obligation, covenant, representation or warranty under any Ancillary Services Agreement);
(iii) the exploitation of any Praluent Product by Sanofi and its Affiliates (or its or their respective agents, contractors (including by or on behalf of Regeneron for Sanofi in connection with any Ancillary Services Agreement), Sublicensees, distributors, representatives or other Persons or entities working on their behalf) from and after the Transition Date and any actions or omissions in connection therewith, excluding any Special Claim or any actions or omissions by or on behalf of Sanofi for Regeneron in connection with any Ancillary Services Agreement; or
(iv) any U.S.-Related Praluent Agreement, except to the extent that the applicable Third Party Claim is due to or based upon any change in the terms of such U.S.-Related Praluent Agreement implemented by Sanofi or any of its Affiliates at Regeneron’s direction under the Praluent Transition Services Agreement; provided, however, that Regeneron shall be liable for payments or reimbursement of rebates, fees, chargebacks and other payments to be made pursuant to such U.S.-Related Praluent Agreements in respect of sales of Praluent Products made after the Transition Date subject to and in accordance with the Praluent Transition Services Agreement;
except, in each case ((i), (ii), (iii) and (iv)), to the extent that Damages arise out of (A) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law committed by Regeneron or its Affiliates (or its or their respective agents, contractors, Sublicensees, distributors, representatives or other Persons or entities working on their behalf in connection with this Agreement) or (B) the material breach by Regeneron or its Affiliates or its or their Sublicensees of its obligations, covenants or representations and warranties under this Agreement, the Praluent Transition Services Agreement, the Praluent Pharmacovigilance Transition Services Agreement or any Praluent Services Agreement.
For clarity, Sanofi’s liability, other than with respect to Special Claims, for any Damages arising from or occurring as a result of a Third Party Claim against a Regeneron Indemnitee that is due to or based upon (x) any actions or omissions by or on behalf of Sanofi for Regeneron in connection with any Ancillary Services Agreement or (y) any breach by Sanofi, any of its Affiliates or its or their Sublicensees of its obligations, covenants or representations and warranties under any Ancillary Services Agreement, in each case ((x) and (y)), shall be governed by the applicable Ancillary Services Agreement.
(b)Regeneron will defend, indemnify and hold harmless Sanofi, its Affiliates and its and their respective officers, directors, employees, Sublicensees, distributors and agents (“Sanofi Indemnitees”) from and against all Damages arising from a Third Party Claim against a Sanofi Indemnitee that is due to or based upon:
(i) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law by Regeneron or its Affiliates (or its or their respective agents, contractors, Sublicensees, distributors, representatives or other Persons or entities working on their behalf), in connection with their Development, Commercialization, or Manufacture of any Praluent Product from and after the Transition Date, excluding any actions or omissions by or on behalf of Regeneron for Sanofi in connection with any Ancillary Services Agreement;
(ii) the material breach by Regeneron, any of its Affiliates or its or their Sublicensees, of its obligations, covenants or representations and warranties under this Agreement (other than any breach of an obligation, covenant, representation or warranty under any Ancillary Services Agreement); or
(iii) the exploitation of any Praluent Product by Regeneron and its Affiliates (or its or their respective agents, contractors (including by or on behalf of Sanofi for Regeneron in connection with any Ancillary Services Agreement), Sublicensees, distributors, representatives or other Persons or entities working on their behalf) from and after the Transition Date and any actions or omissions in connection therewith, excluding any Special Claim or any actions or omissions by or on behalf of Regeneron for Sanofi in connection with any Ancillary Services Agreement;
except, in each case ((i), (ii) and (iii)), to the extent that Damages arise out of (A) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law committed by Sanofi or its Affiliates (or its or their respective agents, contractors, Sublicensees, distributors, representatives or other Persons or entities working on their behalf in connection with this Agreement) or (B) the material breach by Sanofi or its Affiliates or its or their Sublicensees of its obligations, covenants or representations and warranties under this Agreement, the Praluent Transition Services Agreement, Praluent Pharmacovigilance Transition Services Agreement or any Praluent Services Agreement.
For clarity, Regeneron’s liability, other than with respect to [* * *], for any Damages arising from or occurring as a result of a Third Party Claim against a Sanofi Indemnitee that is due to or based upon (x) any actions or omissions by or on behalf of Regeneron for Sanofi in connection with any Ancillary Services Agreement or (y) any breach by Regeneron, any of its Affiliates or its or their Sublicensees of its obligations, covenants or representations and warranties under any Ancillary Services Agreement, in each case ((x) and (y)), shall be governed by the applicable Ancillary Services Agreement.

(c)In the event of any (i) Third Party Claim alleging that [* * *] (any such Third Party Claim described in this Section 14.1(c) and subject to the exclusions set forth in this Section 14.1(c), a “Special Claim”), then:
(i) if any such Special Claim is due to or based upon Triggering Events that occur prior to the Transition Date (including Special Claims that are due to or based upon Triggering Event(s) that occur both prior to, and after, the Transition Date), then (subject to Section 14.1(c)(iii)):
(A)the provisions of Section 14.2 shall not apply with respect to the defense of such Special Claim and (1) the Parties shall cooperate in good faith to establish a mutually agreeable strategy with respect to defending such Special Claim, provided that, subject to Section 11.3, [* * *];
(B)with respect to any Damages (other than Litigation Costs) from such Special Claim allocable to Triggering Events occurring prior to the Transition Date, the Parties shall share such Damages on a [* * *] basis; and
(C)with respect to any Damages (other than Litigation Costs) from such Special Claim allocable to Triggering Events occurring on or after the Transition Date, [* * *];
(ii) if any such Special Claim is solely due to or based upon Triggering Events occurring on or after the Transition Date (and is not due to or based upon Triggering Events prior to the Transition Date, which shall be governed by Section 14.1(c)(i)), then (subject to Section 14.1(c)(iii)):
(A)the provisions of Section 14.2 shall apply with respect to the defense of such Third Party Claim; and
(B)with respect to any Damages (other than any costs or expenses allocated pursuant to Section 14.2) from such Special Claim, (1) Regeneron shall indemnify, defend and hold harmless the Sanofi Indemnitees, to the extent such Damages are allocable to the Commercialization of any Praluent Product in the Regeneron Territory, or the Development (other than the conduct of any Global Clinical Trials) or Manufacturing (including by Sanofi or any of its Affiliates for Regeneron under the Finished Product Supply Agreement) of any Praluent Product in the Territory in support of Commercialization of such Praluent Product in the Regeneron Territory and (2) Sanofi shall indemnify, defend and hold harmless the Regeneron Indemnitees, to the extent such Damages are allocable to the Commercialization of any Praluent Product in the Sanofi Territory, or the Development (other than the conduct of any Global Clinical Trials) or Manufacturing (including by Regeneron or any of its Affiliates for Sanofi under the Praluent Substance Supply Agreement) of any Praluent Product in the Territory in support of Commercialization of such Praluent Product in the Sanofi Territory; and
(iii) if any Special Claim is allocable to the Global Clinical Trials, then:

(A)the provisions of Section 14.2 shall not apply with respect to the defense of such Special Claim and the Parties shall cooperate in good faith to establish a mutually agreeable strategy with respect to defending such Special Claim and shall share the Litigation Costs for such defense [* * *] that are Out-of-Pocket Costs; provided that, subject to Section 11.3, Sanofi shall have final decision-making authority with respect to any such Special Claims in the Sanofi Territory and Regeneron shall have final decision-making authority with respect to any such Special Claims in the Regeneron Territory; provided further that neither Party shall settle any such Special Claim without the other Party’s consent, not to be unreasonably withheld, conditioned or delayed; and
(B)the Parties shall share Damages (other than Litigation Costs) from such Special Claim [* * *].
(d)For clarity, other than Special Claims (which are governed by Section 14.1(c)), all Damages that are due to or based upon any act or omission by or on behalf of Regeneron or Sanofi prior to the Transition Date shall be governed by the terms of the LCA as in effect immediately prior to the Transition Date.
(e)For clarity, for purposes of Section 14.1(a), Section 14.1(b), Section 14.1(c) and Section 14.1(d), any reference to Licensed Product (as defined in the LCA) under any applicable section of the LCA shall be deemed to include a reference to Praluent Product.
(f)Each Party shall maintain, at its own cost and expense, liability insurance coverage on, or self-insurance of, its activities performed under this Agreement. Such insurance will be maintained, at a minimum, until five (5) years after such Party and its Affiliates and its and their Sublicensees have permanently ceased Development and Commercialization of all Praluent Products, with a reputable insurance carrier(s) or through self-insurance, and will include Commercial General Liability and Products Liability insurance covering damages arising from bodily injury (including death), property damage and consequential loss, in an amount not less than [* * *] dollars ($[* * *]) per occurrence and in the annual aggregate arising out of Third Party claims made against the Parties in respect of the activities performed under this Agreement. Maintenance of such insurance coverage will not relieve either Party of any responsibility under this Agreement for damage in excess of insurance limits or otherwise. Upon a Party’s written request, the other Party will promptly provide it with a certificate from the insurer(s) or the insurer’s authorized representative, or in the case of self-insurance, an authorized corporate officer evidencing such insurance coverage.
14.2 Indemnity Procedure.
(a)The Party entitled to indemnification under this Article 14 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within five (5) Business Days of being notified of any claim or claims asserted or threatened against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party. For the avoidance of doubt, the indemnification procedures in this Section 14.2 shall not apply to Third Party Claims described in Section 14.1(c)(i), which shall be governed by such section unless specified otherwise in such section.
(i) If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending a claim, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (A) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (B) the Indemnified Party consents to such compromise or settlement, which consent shall not be withheld, conditioned or delayed unless such compromise or settlement involves (1) any admission of legal wrongdoing by the Indemnified Party, (2) any payment by the Indemnified Party that is not indemnified hereunder or (3) the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, upon at least ten (10) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed), provided that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation. The Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
(ii) The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 14.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.
(iii) Regardless of whether the Indemnifying Party assumes the defense of any claim pursuant to this Section 14.2, the Indemnified Party shall and shall use reasonable efforts to cause each indemnitee to, reasonably cooperate in the defense or prosecution thereof and, if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party shall and shall use reasonable efforts to cause each indemnitee to furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals, in each case, as may be reasonably requested in connection therewith. Such cooperation shall include access upon reasonable notice during normal business hours afforded to the Indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to the extent the Indemnified Party is entitled to indemnification pursuant to this Article 14, the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable Out-of-Pocket Costs in connection with providing such assistance.
ARTICLE 15
FORCE MAJEURE
Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement or any Ancillary Agreement for failure or delay in fulfilling or performing any term of this Agreement or any Ancillary Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions, epidemics, pandemics, quarantines or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances.
ARTICLE 16
TERM AND TERMINATION
16.1 Term. This Agreement is entered into as of the Execution Date but shall be effective as of the Transition Date and shall, from and after the Transition Date, remain in full force and effect in perpetuity and may not be terminated other than pursuant to the terms and conditions of Section 16.2.
16.2 Termination of Licenses and Certain Contractual Restrictions. Each Party (the “Terminating Party”) may terminate (a) the licenses and rights of reference granted to the other Party (the “Breaching Party”) hereunder and (b) any restrictions imposed upon the Terminating Party pursuant to Section 5.8 (provided however that the termination of such restrictions shall not be deemed to expand the licenses and rights of reference granted by the Breaching Party to the Terminating Party), in each case ((a) and (b)) upon prior written notice, if the Breaching Party or any of its Affiliates or its or their Sublicensees commits a material breach of its obligations under this Agreement. Any such notice shall set forth in reasonable detail the facts underlying or constituting the alleged breach (and specifically referencing the provisions alleged to have been breached), and the termination of the applicable licenses, rights of reference and contractual restrictions shall be effective ninety (90) days after the date such notice is given unless the Breaching Party shall have cured such breach within such ninety (90)-day period (or, if such material breach, by its nature, is a curable breach but such breach is not curable within such ninety (90)-day period, such longer period not to exceed one hundred eighty (180) days so long as the Breaching Party is using commercially reasonable efforts to cure such breach, in which event if such breach has not been cured, such termination shall be effective on the earlier of the expiration of such one hundred eighty (180)-day period or such time as the Breaching Party ceases to use commercially reasonable efforts to cure such breach).
16.3 Other Effects of Termination. From and after the effective date of any termination pursuant to Section 16.2:
(a)If Regeneron is the Terminating Party, then Sanofi shall have no royalty payment obligations hereunder with respect to Net Sales occurring after such effective date.
(b)All of the Breaching Party’s rights and obligations hereunder specifically relating to (i) if the Breaching Party is Regeneron, the U.S. Praluent Product Business or (ii) if the Breaching Party is Sanofi, the ROW Praluent Product Business, in each case ((i) and (ii)) shall immediately terminate (but not, for clarity, any licenses and rights of reference granted by the Breaching Party under Section 2.1, Section 2.2 or Section 6.2, as applicable). For clarity, all of the Breaching Party’s rights and obligations under Article 13 and Article 14 shall continue in full force and effect, and all of the Breaching Party’s other rights and obligations hereunder, including under any Ancillary Services Agreement, shall continue in full force and effect with respect to Regeneron’s conduct of the U.S. Praluent Product Business, if the Terminating Party is Regeneron, or Sanofi’s conduct of the ROW Praluent Product Business, if the Terminating Party is Sanofi.
(c)Promptly following such effective date, the Parties shall negotiate in good faith to amend this Agreement as may be needed in order to preserve the Terminating Party’s rights relating to the U.S. Praluent Product Business, if the Terminating Party is Regeneron, or to the ROW Praluent Product Business, if the Terminating Party is Sanofi.
ARTICLE 17
DISPUTE RESOLUTION
17.1 Resolution of Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to comply with the procedures set forth in this Agreement and to use all reasonable efforts to facilitate the resolution of such disputes in an expedient manner by mutual agreement. In the event the Parties are unable to resolve any such dispute (other than a dispute in respect of any final and binding results of any audit conducted pursuant to Section 8.11 or Section 8.12) either Party may submit such dispute to the Executive Officers for resolution, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within thirty (30) days of receiving such written notification. Any final decision mutually agreed to by the Executive Officers in writing shall be conclusive and binding on the Parties. In the event the Executive Officers are unable to resolve any such dispute, the Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise. Nothing in this Section 17.1 shall prohibit either Party from seeking immediate injunctive or other equitable relief if such Party reasonably believes that it will suffer irreparable harm from the actions of the other Party or any of its Affiliates or its or their Sublicensees.

17.2 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of New York, and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in such courts. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Schedule 18.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
ARTICLE 18
MISCELLANEOUS
18.1 Compliance With Law. Both Sanofi and Regeneron, and their respective Affiliates, shall perform their obligations under this Agreement in accordance with applicable Law. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or that it believes, in good faith, may violate, any applicable Law.
18.2 Further Assurances and Transaction Approvals. Upon the terms and subject to the conditions hereof, each of the Parties will use all commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement and (b) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.
18.3 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
18.4 Notices. All notices or demands required by this Agreement shall be in writing, shall be sent to the address of the relevant Party set forth on Schedule 18.4 attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, or (c) sent via a reputable nationwide overnight courier service. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent via a reputable nationwide overnight courier service. Either Party may change its notice address by giving notice to the other Party in the manner provided above.
18.5 Entire Agreement. This Agreement, together with the LCA, the Discovery Agreement and the Ancillary Agreements, contain the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior understandings and writings relating to the subject matter hereof and thereof.
18.6 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Sanofi and Regeneron.
18.7 Headings. The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.
18.8 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction, provided, further that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
18.9 Registration and Filing of the Agreement. To the extent that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority in accordance with applicable Laws, such Party may do so subject to the provisions of Section 13.6. The other Party shall promptly cooperate in such filing or notification and shall promptly execute all documents reasonably required in connection therewith. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement and shall promptly cooperate to respond to any request for further information therefrom.
18.10 Assignment. Each of Sanofi and Regeneron may, without (a) the prior written consent of Regeneron in the case of any assignment by Sanofi or (b) the prior written consent of Sanofi in the case of any assignment by Regeneron, assign any of their respective rights and obligations under this Agreement to any of its Affiliates or any Third Party, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement; provided, however, that (i) any such assignment by Sanofi that would entail [* * *] to a Third Party shall be subject to Regeneron’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless such Third Party (A) acquires whether by merger, sale of assets or otherwise all or substantially all of Sanofi’s cardio metabolic business, or any successor business unit or division to which this Agreement relates (which business unit or division does not include only Praluent Products) and (B) such Third Party acquirer and agrees in writing to be bound by the terms of this Agreement and (ii) any such assignment by Regeneron that would entail [* * *] to a Third Party shall be subject to Sanofi’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless such Third Party acquires whether by merger, sale of assets or otherwise all or substantially all of Regeneron’s cardio metabolic business, or any successor business unit or division to which this Agreement relates (which business unit or division does not include only Praluent Products), and agrees in writing to be bound by the terms of this Agreement.

18.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
18.12 Affiliates. Each Party may perform its obligations hereunder through one or more of its Affiliates, although each Party shall nonetheless be responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act or omission) that such Party is prohibited hereunder from committing directly.
18.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but that together shall constitute one and the same instrument. This Agreement may be executed by exchange between the Parties of electronically transmitted signatures (via facsimile, PDF format via e-mail or other electronic means) and such signatures shall be deemed to bind each Party as if they were original signatures.
18.14 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including any creditor of either Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.
18.15 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party except as expressly provided in this Agreement. Neither Sanofi nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Sanofi, and Sanofi’s legal relationship under this Agreement to Regeneron, shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties or any of their respective Affiliates.
18.16 Limitation of Damages. IN NO EVENT SHALL REGENERON OR SANOFI BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (a) ARE PAID BY THE OTHER PARTY TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM THAT IS COVERED BY SUCH PARTY’S INDEMNIFICATION OBLIGATIONS IN ARTICLE 14, (b) RELATE TO A BREACH BY SUCH PARTY OF SECTION 5.8, SECTION 6.3(b), SECTION 18.10 (TO THE EXTENT RELATING TO REGENERON MANUFACTURING KNOW-HOW) OR ARTICLE 13 OR (c) ARISE AS A RESULT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

18.17 Rejection of Agreement in Bankruptcy. The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by applicable Laws. All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code or in any analogous provisions in any other country or jurisdiction, as applicable, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction, as applicable. The Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain the intellectual property from another entity. In the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not subject to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in the non-subject Party’s possession, shall be promptly delivered to it upon the non-subject Party’s written request (a) upon commencement of a bankruptcy proceeding, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered pursuant to clause (a) above because the subject Party continues to perform, upon the rejection of this Agreement by or on behalf of the subject Party. Unless and until the subject Party rejects this Agreement, the subject Party shall perform this Agreement or provide the intellectual property (including all embodiments of such intellectual property) to the non-subject Party, and shall not interfere with the rights of the non-subject Party to such intellectual property, including the right to obtain the intellectual property from another entity.
18.18 Construction.
(a)Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The words “will” and “shall” shall have the same meaning and the use of the word “or” is used in the inclusive sense (and/or). The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term, irrespective of whether such term is used with “without limitation” or “without limiting” elsewhere in this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.
(b)Unless otherwise specified, (i) the references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (ii) references in any section to any clause are references to such clause of such section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, amended, replaced or supplemented from time to time, so varied, amended, replaced or supplemented and in effect at the relevant time of reference thereto.
(c)Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent. This Agreement has been prepared jointly and the provisions contained herein shall not be construed or interpreted for or against either Party to this Agreement because such Party drafted or caused such Party’s legal representative to draft any provision contained herein.
(d)In the event of any conflict between this Agreement and the Schedules and Appendices hereto, this Agreement shall prevail. In the event of any conflict between this Agreement and a Praluent Supply Agreement, such Praluent Supply Agreement shall control in respect of any supply-related terms, and this Agreement shall control for any other terms.
[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, Sanofi and Regeneron have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.
SANOFI BIOTECHNOLOGY SAS
By /s/ Benedicte Bonny
Name: Benedicte Bonny
Title: President

REGENERON PHARMACEUTICALS, INC.

By /s/ Robert E. Landry
Name: Robert E. Landry
Title: Executive Vice President, Finance and Chief Financial Officer

Signature Page to Praluent Cross License & Commercialization Agreement

Schedules to the Praluent Cross License & Commercialization Agreement

Schedule 1.57
Global Trial Costs
“Global Trial Costs” shall mean, with respect to a Global Clinical Trial, costs incurred by a Party directly in connection with the conduct of such Global Clinical Trial in accordance with this Agreement and the applicable Global Development Plan (as defined under the LCA) in effect under the LCA immediately prior to the Transition Date and applicable protocol and budget for such Global Clinical Trial as in effect as of immediately prior to the Transition Date, [* * *].
For purposes of this Schedule 1.57:
“Global Trial FTE Cost” shall mean, for all clinical Development activities performed by a Party to conduct any Global Clinical Trials in accordance with Section 4.2(a), excluding regulatory activities in support thereof, the product of (a) the number of FTEs used for such Development activities and (b) the applicable FTE Rate(s).

Schedule 1.72
Joint Patents
[* * *]

Schedule 1.135
Regeneron Core Patents
[* * *]

Schedule 1.156
Sanofi Core Patents
[* * *]

Schedule 1.180
Transferred Approvals
[* * *]

Schedule 1.182
Transferred Product Contracts
[* * *]

Schedule 1.183
Transferred Product Domain Names
[* * *]

Schedule 1.184
Transferred Product Records
[* * *]

Schedule 1.185
Transferred Product Trademarks
[* * *]

Schedule 2.3(c)
Approved Contract Manufacturers
Each of companies listed below shall be deemed to include the listed company (including following any change of name) as well as any of its existing or future affiliates or successors-in-interest by virtue of mergers or similar operations.

For use by Regeneron:
[* * *]

For use by Sanofi:
[* * *]

Schedule 4.2(a)
Global Clinical Trials
[* * *]

Schedule 4.3
Certain Other Existing Trials
[* * *]

Schedule 4.4
Certain Investigator-Initiated Studies
[* * *]

Schedule 4.7
Assay Services
[* * *]

Schedule 7.2(a)
[* * *]

Schedule 7.3(a)
Drug Substance Tech Transfer Plan
[* * *]

Schedule 8.4
Royalty Invoicing Directions
Invoices shall be made out as follows:
[* * *]

And be sent to the following mailing address:
[* * *]

Schedule 8.5
Transferred Inventory Prices
[* * *]
The prices listed above include all tax and duties, such as sales, export, import, value added and excise tax or duty.
Sanofi shall issue invoices for Transferred Inventory under this Agreement consistent with relevant tax requirements.

Schedule 11.5(a)
Existing Sole Oppositions
[* * *]

Schedule 11.5(b)
Existing European Oppositions
[* * *]

Schedule 12.2(c)
Pending or Threatened Litigation or Adverse Agreements
[* * *]

Schedule 18.4
Notice Addresses

If to Sanofi:

[* * *]

Copy (which shall not constitute notice) to:

[* * *]

If to Regeneron:

[* * *]